UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A)

of the Securities Exchange Act of 1934

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PDL BIOPHARMA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing proxy statement, if other than the Registrant)

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932 Southwood Boulevard

Incline Village, Nevada 89451

775-832-8500

April 16, 2015

Dear Stockholder:

You are cordially invited to attend our 2015 Annual Meeting of Stockholders on Thursday, May 28, 2015, at 10:00 a.m., Pacific Time, at the Hyatt Regency Hotel, 111 Country Club Drive, Incline Village, Nevada. The meeting will commence with a discussion and voting on matters set forth in the accompanying Notice of 2015 Annual Meeting of Stockholders.

This year we are again taking advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials to stockholders via the Internet. The rules allow us to provide stockholders with the information they need, while lowering the costs of delivery. The printed proxy materials will be sent to stockholders only upon specific request. On or about April 16, 2015, we mailed our stockholders a notice of Internet availability containing instructions on how to access our 2015 Proxy Statement and 2014 Annual Report and vote online. This information is also available on our website at www.pdl.com.

The Notice of 2015 Annual Meeting of Stockholders and 2015 Proxy Statement that follow describe the matters we will consider at the meeting. Your vote is very important. I urge you to vote by mail, telephone or electronic means via the Internet in order to be certain your shares are represented at the meeting, even if you plan to attend in person.

I look forward to seeing you at the meeting.

John P. McLaughlin

President and Chief Executive Officer

932 Southwood Boulevard

Incline Village, Nevada 89451

775-832-8500

Notice of 2015 Annual Meeting of Stockholders

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2015 Annual Meeting of Stockholders of PDL BioPharma, Inc., a Delaware corporation, to be held on Thursday, May 28, 2015, at 10:00 a.m., Pacific Time, at the Hyatt Regency Hotel, 111 Country Club Drive, Incline Village, Nevada, for the following purposes:

1.	To elect two Class II directors, each to hold office for a three-year term or until his or her successor is elected and qualified (see page 7);

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2015 (see page 18);

3.	To approve, on an advisory basis, the compensation of the Company's named executive officers as disclosed in this proxy statement (see page 20);

4.	To approve the Amended and Restated 2005 Equity Incentive Plan (see page 21); and

5.	To transact such other business as may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

If you were a stockholder at the close of business on April 2, 2015, you are entitled to vote at the 2015 Annual Meeting of Stockholders.

We urge you to vote your shares by proxy by mail, telephone or via the Internet as soon as possible, even if you plan to attend the meeting in person, so that your shares may be represented and voted at the meeting. For specific instructions on how to vote your shares, please refer to this proxy statement and the notice of Internet availability you received in the mail.

By Order of the Board of Directors,

Christopher Stone

Vice President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF STOCKHOLDERS TO BE HELD ON MAY 28, 2015: A complete set of proxy materials relating to our annual meeting is available on the Internet. These materials, consisting of the Notice of 2015 Annual Meeting of Stockholders, 2015 Proxy Statement, Proxy Card and 2014 Annual Report, may be viewed at www.proxyvote.com with the control number provided in the notice of Internet availability you received in the mail.

Proxy Statement

2015 Annual Meeting of Stockholders

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of this proxy statement?

The Board of Directors (the Board) of PDL BioPharma, Inc. (PDL, we or the Company) is soliciting proxies to be voted at the Company's 2015 Annual Meeting of Stockholders (the Annual Meeting) to be held at 10:00 a.m., Pacific Time, on Thursday, May 28, 2015, at the Hyatt Regency Hotel, 111 Country Club Drive, Incline Village, Nevada, and at any adjournment of the Annual Meeting. This proxy statement contains important information about the Company, the Annual Meeting and the proposals to be considered at the Annual Meeting.

Why did I receive a notice of Internet availability instead of a full set of proxy materials?

Pursuant to the rules adopted by the Securities and Exchange Commission (the SEC), the Company has elected to provide its proxy statement and annual report to stockholders over the Internet through a "notice only" option. Accordingly, the Company mailed a notice of Internet availability (the Notice) on or about April 16, 2015, to its stockholders of record and beneficial owners. The Notice provides instructions on how you may access this proxy statement and the Company's 2014 Annual Report on the Internet at www.proxyvote.com or request a printed copy at no charge. In addition, the Notice provides instructions on how you may request to receive, at no charge, all future proxy materials in printed form by mail or electronically by email. Your election to receive proxy materials by mail or email will remain in effect until you revoke it. Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to stockholders and will reduce the impact of its annual meetings on the environment.

What is the "Notice Only" Option?

Under the "notice only" option, a company must post all of its proxy materials on a publicly accessible website. Instead of delivering its proxy materials to stockholders, the company delivers a Notice. The Notice includes, among other matters:

•	information regarding the date and time of the meeting of stockholders as well as the items to be considered at the meeting;

•	information regarding the website where the proxy materials are posted; and

•	various means by which a stockholder can request paper or email copies of the proxy materials.

If a stockholder requests paper copies of the proxy materials, these materials must be sent to the stockholder within three business days. Additionally, paper copies must be sent via first class mail.

What will the stockholders vote on at the Annual Meeting?

We are submitting four matters for approval by our stockholders:

1.	To elect two Class II directors, each to hold office for a three-year term or until his successor is elected and qualified (see page 7);

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2015 (see page 18);

3.	To approve, on an advisory basis, the compensation of the Company's named executive officers as disclosed in this proxy statement (see page 20); and

4.	To approve the Amended and Restated 2005 Equity Incentive Plan (see page 21).

 How does the Board of Directors recommend that I vote?

The Board recommends that you vote your shares "FOR" the nominees named herein for directors, "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP, "FOR" the compensation of the Company's named executive officers and "FOR" the approval of the Amended and Restated 2005 Equity Incentive Plan.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on April 2, 2015, will be entitled to vote at the Annual Meeting. On this record date, there were 164,092,416 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on April 2, 2015, your shares were registered directly in your name with PDL's transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy over the telephone, on the Internet as instructed below or, if you request printed copies of the proxy materials by mail, to fill out and return your proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on April 2, 2015, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in "street name." The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What constitutes a quorum for the Annual Meeting?

The Company's Third Amended and Restated Bylaws (the Bylaws) provide that a majority of the outstanding shares of our common stock, whether present in person or by proxy, will constitute a quorum for the Annual Meeting. As of April 2, 2015, the record date, 164,092,416 shares of common stock were issued and outstanding and, if a majority of these shares are present in person or by proxy at the Annual Meeting, a quorum will be present. Abstentions and broker non-votes are counted as present for determining whether a quorum is present.

How many votes are required for the approval of each item?

There are differing vote requirements for the four proposals:

1.

The nominees for election as Class II directors will be elected if a majority of shares entitled to vote and present at the Annual Meeting in person or by proxy vote "FOR" each of their elections; provided that if the number of nominees exceeds the number of directors to be elected, a plurality of shares entitled to vote and present at the Annual Meeting in person or by proxy shall be required. If you "Withhold" your vote, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

2.

The ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ended December 31, 2015, will be approved if a majority of the shares entitled to vote and present at the Annual Meeting in person or by proxy vote "FOR" approval. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

3.

The approval of the advisory vote on the compensation of our named executive officers as disclosed in this proxy statement will require the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

4.

The approval of the Amended and Restated 2005 Equity Incentive Plan will require the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

 How are abstentions and broker non-votes treated?

Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker non-vote are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the Annual Meeting. Broker non-votes are not included in the tabulation of the voting results on issues requiring approval of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting and, therefore, do not have an effect on the four matters to be considered at the Annual Meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting instructions with respect to that item and has not received instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held by them as nominee, brokers have the discretion to vote such shares only on routine matters. Routine matters include, among others, the ratification of auditors. For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstentions have the same effect as negative votes. Shares held by brokers who do not have discretionary authority to vote on a particular matter and have not received voting instructions from their customers are not counted or deemed to be present or represented for purposes of determining whether stockholders have approved that matter.

How do I vote?

There are differing voting procedures for the proposals. For proposal 1 (Election of Directors), you may either vote "FOR" each of the nominees to the Board or you may "Withhold" your vote for each of the nominees. For each other proposal, you may either vote "FOR" or "Against" or abstain from voting.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy on the Internet or, if you request printed copies of the proxy materials by mail, by returning your marked, dated and executed proxy card in the postage-paid envelope provided. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date your proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone telephone and follow the recorded instructions. You will be asked to provide the control number that has been provided with the

Notice. Your vote must be received by 11:59 p.m., Eastern Time, on Wednesday, May 27, 2015, to be counted.

•

To vote on the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number that has been provided in the Notice. Your vote must be received by 11:59 p.m., Eastern Time, on Wednesday, May 27, 2015, to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received voting instructions with these proxy materials from that organization rather than from PDL. You may vote by telephone or over the Internet or use the proxy card as instructed by your broker, bank or other agent. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted, you have one vote for each share of common stock you own as of April 2, 2015.

What does it mean if I receive more than one Notice?

If you received more than one Notice, it means that you hold shares in more than one account. To ensure that all your shares are voted, you will need to vote all of your shares by following the instructions included on each Notice.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any vote selections, your shares will be voted "FOR" the election of each nominee for director, "FOR" the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm, "FOR" the approval of the compensation of our named executive officers as disclosed in this proxy statement and "FOR" the approval of the Amended and Restated 2005 Equity Incentive Plan. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

•	You may submit another completed proxy card with a later date.

•	You may submit new voting instructions via telephone or Internet pursuant to the instructions on the Notice.

•	You may send a timely written notice that you are revoking your proxy to our Secretary, care of PDL BioPharma, Inc., 932 Southwood Boulevard, Incline Village, Nevada 89451.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting. The inspector of election will separately count "FOR" and "Withhold" votes with respect to the election of directors and "FOR," "Against" and abstentions with respect to the ratification of auditors, the approval of the compensation of our named executive officers as disclosed in this proxy statement and the approval of the Amended and Restated 2005 Equity Incentive Plan. “Withhold” votes (in the case of the election of directors) and abstentions will be counted towards the vote total for the proposals and will have the same effect as "Against" votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

Who will bear the cost of soliciting proxies for the Annual Meeting?

We will pay for the costs of the Annual Meeting, including any cost for mailing the Notices, mailing printed proxy materials upon request and the solicitation of proxies. We will also reimburse brokers, custodians, nominees and other fiduciaries for the reasonable out-of-pocket fees and expenses they incur to forward solicitation materials to our stockholders. In addition to solicitation by mail, our officers, directors and employees may solicit proxies personally or by telephone, facsimile or electronic means. These officers, directors and employees will not receive any extra compensation for these services.

What is "householding"?

We have adopted "householding," a practice by which stockholders of record who have the same address and last name will receive only one copy of our annual report, proxy statement or Notice unless one or more of these stockholders notifies us that they wish to continue receiving separate individual copies. Householding saves printing and postage costs by reducing duplicate mailings to the same address and reduces our impact on the environment. If your household participates in the householding program, you will receive one Notice. If you previously notified us that you wished to continue receiving separate individual copies but now would like to participate in householding, please call or write us at the below phone number or address.

Beneficial stockholders, that is, stockholders whose shares are held by a broker or other nominee, may request information about householding from their banks, brokers or other holders of record.

What if I want to receive a separate copy of the Notice?

If you participate in householding and wish to receive a separate copy of our Notice, or if you wish to receive separate copies of future annual reports, proxy statements and notices of Internet availability, please call us at 775-832-8500 or write to the address below, and we will deliver the requested documents to you promptly upon your request.

PDL BioPharma, Inc.

Attention: Corporate Secretary (Householding)

932 Southwood Boulevard

Incline Village, Nevada 89451

You can also access our annual report and proxy statement on our website at www.pdl.com.

How do I contact the Board of Directors or a committee of the Board of Directors?

You may contact the Board or one or more members, by sending a communication in writing addressed to:

Board of Directors

[or individual director(s)]

Attention: Corporate Secretary

PDL BioPharma, Inc.

932 Southwood Boulevard

Incline Village, Nevada 89451

Our Secretary will maintain a log of such correspondence to the Board and promptly transmit such correspondence to the identified director(s), except where security concerns militate against further transmission or the communication relates to commercial matters not related to the sender's interest as a stockholder, as determined by our Secretary in consultation with our outside legal counsel.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K once available.

MATTERS FOR APPROVAL AT THE MEETING

PROPOSAL 1:

ELECTION OF DIRECTORS

Members of the Board of Directors

The Board is divided into three classes with each class having a three-year term. The Bylaws provide that the number of directors to constitute the Board shall be fixed by a resolution adopted by the affirmative vote of a majority of the authorized directors. That number is currently fixed at five directors. The Bylaws also provide that any vacancy on the Board may be filled by a vote of the majority of the surviving or remaining directors then in office. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director's successor is elected and qualified.

The Board presently has five members: Harold E. Selick, Ph.D., David W. Gryska, Jody S. Lindell, John P. McLaughlin and Paul W. Sandman, with Mr. McLaughlin and Ms. Lindell serving as Class II members with terms expiring at the Annual Meeting, Dr. Selick serving as a Class III member with a term expiring at the 2016 annual meeting and Messrs. Gryska and Sandman serving as Class I members with terms expiring at the 2017 annual meeting.

Ms. Lindell, who was appointed to the Board in March 2009, and Mr. McLaughlin, who was appointed to the Board in October 2008, if reelected at the Annual Meeting, will serve until the sooner of the 2018 annual meeting of stockholders or until such director's death, resignation or removal. It is the Company's policy to invite directors and nominees for director to attend the Annual Meeting. All of the directors serving at the time of the meeting attended the 2014 annual meeting of stockholders.

Directors are elected by a majority of the votes of shares of the stockholders present in person or represented by proxy and entitled to vote on the election of directors; provided that if the number of nominees exceeds the number of directors to be elected, a plurality of shares of stockholders entitled to vote and present in person or represented by proxy shall be required. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If a nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee selected by our Nominating and Governance Committee at its discretion. The nominees have agreed to serve if elected and there is no reason to think that they will be unable to serve.

The following is a brief biography of the two nominees and each director whose term will continue after the 2015 Annual Meeting.

Nominees for Election for a Three-Year Term Expiring at the 2018 Annual Meeting

Jody S. Lindell, age 63, was elected a director of the Company in March 2009. Ms. Lindell is President and Chief Executive Officer of S.G. Management, Inc., an asset management company she has headed since 2000. Prior to that, Ms. Lindell was a partner with KPMG LLP. Through September 2007, Ms. Lindell served as a director and on the Audit and Director’s Loan Committees for First Republic Bank, a publicly-traded financial institution. First Republic Bank was acquired in 2007, underwent a management-led buyout in mid-2010 and again became publicly traded in December 2010. Ms. Lindell continues to serve as a director, the chairperson of the Audit Committee and a member of the Director’s Loan Committee for First Republic Bank. Ms. Lindell has also served as a director of The Cooper Companies since March 2006 and is chairperson of its Audit Committee and member of its Organization and Compensation Committees. She is a Certified Public Accountant (inactive) and holds a B.A. from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

The Board values Ms. Lindell’s extensive accounting experience, including 25 years’ experience at KPMG LLP, 16 of which were as an audit partner. Ms. Lindell’s knowledge of accounting principles and financial reporting rules and regulations and oversight of the financial reporting process is valued by the Company in her role as a director, the chairperson of our Audit Committee and an Audit Committee Financial Expert.

John P. McLaughlin, age 63, was elected a director of the Company in October 2008. Mr. McLaughlin has been our President and Chief Executive Officer since December 18, 2008, when the Company spun-off Facet Biotech Corporation. From November 6, 2008, until the spin-off, he served as a Senior Advisor to the Company. He was the Chief Executive Officer and a director of Anesiva, Inc., formerly known as Corgentech, Inc., a publicly-traded biopharmaceutical company, from January 2000 to June 2008. From December 1997 to September 1999, Mr. McLaughlin was President of Tularik Inc., a biopharmaceutical company. From September 1987 to December 1997, Mr. McLaughlin held a number of senior management positions at Genentech, Inc., a biopharmaceutical company, including Executive Vice President and General Counsel. From January 1985 to September 1987, Mr. McLaughlin was a partner at a Washington, D.C. law firm specializing in food and drug law. Prior to that, Mr. McLaughlin served as counsel to various subcommittees in the United States House of Representatives, where he drafted numerous measures that became Food and Drug Administration laws. Mr. McLaughlin co-founded and served as Chairman of the Board of Directors of Eyetech Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company subsequently bought by OSI Pharmaceuticals, Inc., co-founded and served as a director of Peak Surgical, Inc., a private medical device company, until it was acquired by Medtronic in 2011 and served as a director of AxoGen, Inc., a publicly-traded biopharmaceutical company until 2014. Mr. McLaughlin currently serves as a director of Seattle Genetics, Inc., and Avalanche Biotechnologies, Inc., publicly-traded biopharmaceutical companies. He received a B.A. from the University of Notre Dame and a J.D. from Catholic University of America.

Mr. McLaughlin possesses a strong understanding of the biotechnology industry and has experience in development and commercialization of antibodies, corporate licensing and patent litigation that the Company values. In addition, Mr. McLaughlin provides strategic guidance to our management team and the Board.

THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES, AND

PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED IN THE ABSENCE OF

INSTRUCTIONS TO THE CONTRARY.

Directors Continuing in Office until the 2016 Annual Meeting

Harold E. Selick, Ph.D., age 60, was elected a director of the Company in August 2009. Since June 2002, Dr. Selick has served as Chief Executive Officer and a director of Threshold Pharmaceuticals, Inc., a publicly-traded biotechnology company. From June 2002 until July 2007, Dr. Selick was also a Venture Partner of Sofinnova Ventures, Inc., a venture capital firm. From January 1999 to April 2002, he was Chief Executive Officer of Camitro Corporation, a biotechnology company. From 1992 to 1999, he was at Affymax Research Institute, the drug discovery technology development center for Glaxo Wellcome plc, most recently as Vice President of Research. Prior to working at Affymax, Dr. Selick held scientific positions at Protein Design Labs, Inc. and Anergen, Inc. As a staff scientist at Protein Design Labs, Inc. (now PDL BioPharma, Inc.), he co-invented technology underlying the creation of fully humanized antibody therapeutics and applied that to PDL’s first product, Zenapax (daclizumab), which was developed and commercialized by Roche for the prevention of kidney transplant rejection. Dr. Selick currently serves as Chairman of the Board of Directors of Catalyst Biosciences, a privately-held drug discovery and development company. Dr. Selick received his B.A. and Ph.D. degrees from the University of Pennsylvania and was a Damon Runyon-Walter Winchell Cancer Fund Fellow and an American Cancer Society Senior Fellow at the University of California, San Francisco.

As co-inventor of technology that underlies the Queen et al. patents, Dr. Selick provides the Board with a scientific perspective and a unique appreciation of the Company’s assets. Dr. Selick also provides the Board with operational experience derived from his role as a chief executive officer of a publicly-traded biotechnology company.

Directors Continuing in Office until the 2017 Annual Meeting

Paul W. Sandman, age 67, was elected a director of the Company in October 2008. Mr. Sandman served at Boston Scientific Corporation in various management positions from May 1993 to February 2008, most recently as its Executive Vice President, Secretary and General Counsel. From 1981 to April 1993, he served at Wang Laboratories, Inc., most recently as Senior Vice President, General Counsel and Secretary. Mr. Sandman received his A.B. from Boston College and his J.D. from Harvard Law School.

As a former general counsel and executive officer of a major, publicly-traded medical technology company, Mr. Sandman provides the Board with experience in corporate governance and the Litigation Committee with invaluable experience in intellectual property litigation.

David W. Gryska, age 59, was elected a director of the Company in March 2014. Mr. Gryska is the Vice President and Chief Financial Officer of Incyte Corporation as of October 2014. He served as Chief Operating Officer and a director of Myrexis, Inc., a biotechnology company, from May 2012 to December 2012. From December 2006 to October 2010, he served as Senior Vice President and Chief Financial Officer of Celgene Corporation, a biopharmaceutical company. From October 2004 to December 2006, he was a principal at Strategic Consulting Group, where he provided strategic consulting to early-stage biotechnology companies. Previously, Mr. Gryska served at Scios, Inc. (Scios), a biopharmaceutical company, as Senior Vice President and Chief Financial Officer from 2000 to 2004, and as Vice President of Finance and Chief Financial Officer from 1998 to 2000. Scios was acquired by Johnson & Johnson in 2003. From 1993 to 1998, he served as Vice President, Finance and Chief Financial Officer at Cardiac Pathways, a medical device company later acquired by Boston Scientific Corporation. Prior to Cardiac Pathways, Mr. Gryska served as a partner at Ernst & Young LLP (EY). During his eleven years at EY, he focused on technology industries, with an emphasis on biotechnology and healthcare companies. Mr. Gryska holds a B.A. in Accounting and Finance from Loyola University and an M.B.A. from Golden Gate University. He served on the Board of Directors of Hyperion Therapeutics and Argos Therapeutics. Currently, he also serves on the Boards of Directors of Seattle Genetics and Aerie Pharmaceuticals.

Mr. Gryska has over 20 years’ experience as a chief financial officer for several public companies. Prior to these roles, he was an audit partner at EY. Mr. Gryska brings to the Board extensive knowledge of, and experience in, the application of accounting principles and the financial reporting process, particularly, in the health care sciences industry.

Independence of Directors

As required under the NASDAQ Stock Market (NASDAQ) listing standards, a majority of the members of a listed company's board of directors must qualify as "independent," as affirmatively determined by the board of directors. The Board consults with the Company's counsel to ensure that the Board's determinations are consistent with relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in the applicable NASDAQ listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following four directors are independent directors within the meaning of the applicable NASDAQ listing standards: Dr. Selick, Mr. Gryska, Ms. Lindell and Mr. Sandman. In making these determinations, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. Mr. McLaughlin, the Company's President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company.

 The Board, based on the recommendation of the Nominating and Governance Committee, also determined that each member of each of the Compensation Committee, the Nominating and Governance Committee and the Audit Committee was independent during 2014, and is currently independent, under NASDAQ's rules for listed companies.

Meetings of the Board of Directors

The Board met 14 times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served during the period for which he or she was a director or committee member.

As required under the applicable NASDAQ listing standards, in fiscal year 2014, the Company's independent directors met six times in regularly scheduled executive sessions at which only independent directors were present.

Information Relating to Committees of the Board

The Board currently has the following committees: Audit Committee, Compensation Committee, Litigation Committee and Nominating and Governance Committee.

Audit Committee

The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the Exchange Act) to oversee the Company's corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs several functions, including:

•	overseeing the accounting and financial reporting processes and audits of our financial statements;

•	appointing an independent registered public accounting firm to audit our financial statements;

•

overseeing and monitoring (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters, (c) our independent registered public accounting firm's qualifications, independence and performance and (d) our internal accounting and financial controls;

•	preparing the report that SEC rules require to be included in our annual proxy statement;

•	reviewing all related person transactions for potential conflicts of interests or other improprieties;

•

discussing our policies with respect to certain risk assessments, including the risk of fraud, our major financial risk exposures and the steps management has taken to monitor and control such exposures;

•	reviewing our investment policy and evaluating our adherence to such policy with regard to investment of our assets;

•	providing the Board with the results of its monitoring and recommendations; and

•	providing the Board additional information and materials as it deems necessary to make the Board aware of significant financial matters that require the attention of the Board.

The Audit Committee is currently comprised of Ms. Lindell, Mr. Gryska and Dr. Selick. Ms. Lindell is the chairperson of the Audit Committee. Ms. Lindell and Mr. Gryska have each been determined by the Board to be an "audit committee financial expert" as defined by applicable SEC rules. The Audit Committee met 11 times during the fiscal year 2014. The Audit Committee has adopted a written charter that is available on the Company's website at www.pdl.com.

 The Board has reviewed the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all members of the Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A) of the NASDAQ listing standards).

Report of the Audit Committee of the Board of Directors

The Audit Committee has prepared the following report on its activities with respect to our audited financial statements for the fiscal year ended December 31, 2014.

Our management is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting practices and policies as well as internal controls and procedures designed to provide reasonable assurance that the Company is in compliance with accounting standards and applicable laws and regulations.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. PricewaterhouseCoopers LLP has provided the Audit Committee with the written disclosures and letter required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees concerning Independence, and the Audit Committee discussed with the independent registered public accounting firm that firm's independence.

The independent registered public accounting firm is responsible for planning and performing an independent audit of our financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) and for auditing the effectiveness of our internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. In this context, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2014, with management and the independent registered public accounting firm, PricewaterhouseCoopers LLP.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014.

Jody S. Lindell (chairperson)

David W. Gryska

Harold E. Selick, Ph.D.

Compensation Committee

The Compensation Committee is currently comprised of Ms. Lindell, Mr. Sandman and Dr. Selick. Dr. Selick serves as the chairperson of the Compensation Committee. All members of the Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2)(A) of the NASDAQ listing standards). The Compensation Committee met five times during the fiscal year 2014.

The Compensation Committee is responsible for, among other things:

•

reviewing and approving for our chief executive officer and other executive officers: (i) the annual base salary, (ii) the annual incentive bonus, including the specific goals and amount, (iii) equity compensation, (iv) employment agreements, severance arrangements and change in control agreements/provisions and (v) any other benefits, compensation, compensation policies or arrangements;

•	reviewing the effect of the Company's compensation policies on risk management;

•	reviewing and approving or making recommendations to the Board regarding the compensation policy for such other senior management as directed by the Board;

•	reviewing and approving or making recommendations to the Board regarding general compensation goals and guidelines for employees and the criteria by which bonuses to employees are determined;

•

reviewing with management our Compensation Discussion & Analysis and recommending that it be included in our annual proxy statement. Our Compensation Discussion & Analysis discusses the compensation awarded to, earned by or paid to our named executive officers, including: (i) the objectives of the Company's compensation programs, (ii) what each program is designed to reward, (iii) each element of compensation, (iv) why the Compensation Committee chooses to pay each element, (v) how the Compensation Committee determines the amount for each element and (vi) how each element and the Compensation Committee's decisions related thereto fit into the Company's overall compensation objectives and affect decisions regarding other elements; and

•

acting as administrator of our compensation plans, including approving amendments to the plans (including approving changes in the number of shares reserved for issuance thereunder) and approving the grant or amendment of equity awards issued pursuant thereto.

While the Compensation Committee maintains the authority to delegate its exclusive power to determine matters of executive compensation and benefits, the Compensation Committee has not done so. The Compensation Committee has adopted a written charter that is available on the Company's website at www.pdl.com.

The Compensation Committee retains its own independent compensation consultant. The Compensation Committee retained Setren, Smallberg & Associates through December 2012, Barney and Barney, LLC through December 2013 and Board Advisory, LLC (Board Advisory) from April 2014 onward to advise on various matters related to compensation of executive officers and directors and general compensation programs and matters. This proxy statement discusses in various locations which consultant advised the Compensation Committee on the relevant compensation decisions.

The Compensation Committee generally engages Board Advisory to provide:

•	comparative market data on the executive and director compensation practices and programs of competitive companies;

•	guidance on industry best practices and emerging trends and developments in executive and director compensation; and

•

advice on determining the total compensation of each of our executive officers and the material elements of total compensation, including: (i) annual base salaries, (ii) target cash bonus amounts and (iii) long-term incentives, including restricted stock awards.

The Compensation Committee has reviewed an assessment of Board Advisory’s independence and any potential conflicts of interest raised by Board Advisory’s work for the Compensation Committee by considering the following six factors: (i) the provision of other services to us by Board Advisory; (ii) the amount of fees received from us by Board Advisory, as a percentage of the total revenue of Board Advisory; (iii) the policies and procedures of Board Advisory that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Board Advisory with a member of the Compensation Committee; (v) any Company stock owned by Board Advisory; and (vi) any business or personal relationship of Board Advisory with any of our executive officers. Based on such review, the Compensation Committee has concluded that Board Advisory is independent and that there are no such conflicts of interest.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was an officer or an employee of the Company at any time during 2014. None of our executive officers serve as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of the Board or Compensation Committee. Our chief executive officer assists the Compensation Committee by presenting proposals and recommendations to the Compensation Committee, information on Company and individual performance of the named executive officers and management's perspective and recommendations on compensation matters. Our chief executive officer recuses himself from that portion of the Compensation Committee meetings involving deliberation and decision making of his own compensation.

Litigation Committee

The Litigation Committee is currently comprised of Mr. McLaughlin, Mr. Sandman and Dr. Selick. Mr. Sandman is the chairperson of the Litigation Committee. The Litigation Committee met two times during 2014.

The Litigation Committee is responsible for, among other things:

•	consulting with management and outside counsel to discuss the initiation of any dispute by us prior to its commencement or the settlement of any dispute prior to its resolution;

•	consulting with management and outside counsel following the initiation of a dispute by a third party or an overture by a third party to settle a dispute;

•	consulting with management and outside counsel regarding the strategy for the management, prosecution and resolution of all disputes;

•	receiving updates on the status of all disputes; and

•	assisting the Board in fulfilling its oversight responsibilities with respect to such disputes.

The Litigation Committee has adopted a written charter that is available on the Company's website at www.pdl.com.

Nominating and Governance Committee

Our Nominating and Governance Committee is currently comprised of Ms. Lindell, Mr. Sandman, Mr. Gryska and Dr. Selick. Dr. Selick is the chairperson of the Nominating and Governance Committee. The Nominating and Governance Committee met three times during 2014.

The Nominating and Governance Committee is responsible for, among other things:

•	identifying individuals qualified to become Board members;

•	selecting, and recommending to the Board, director nominees for each election of directors;

•	developing, and recommending to the Board, criteria for selecting qualified director candidates;

•	considering committee member qualifications, appointment and removal;

•	considering and articulating the qualities, experiences, skills and attributes that qualify each director to be a member of the Board;

•

assessing the optimum size of the Board and its committees and the needs of the Board for various skills, background and business experience in determining whether it is advisable to consider additional candidates for nomination;

•	assessing the Nominating and Governance Committee's effectiveness in diversifying the Board;

•	evaluating the effectiveness of the Board's management structure and articulating why the Board's current or proposed leadership structure is effective;

•	recommending corporate governance principles, codes of conduct and compliance mechanisms applicable to us; and

•	providing oversight in the evaluation of the Board and each committee of the Board.

The Nominating and Governance Committee has adopted a written charter that is available on the Company's website at www.pdl.com.

Evaluation of Director Nominations

In fulfilling its responsibilities to select and recommend to the Board director nominees for each election of directors, the Nominating and Governance Committee considers the following factors:

•	the appropriate size of the Board and its committees;

•	the perceived needs of the Board for particular skills, diversity, background and business experience;

•	the skills, background, reputation and business experience of nominees compared to the skills, background, reputation and business experience already possessed by other Board members;

•	nominees' independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of a fresh perspective provided by new members.

The Nominating and Governance Committee's goal is to assemble a board of directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the best interests of our stockholders. They must also have an inquisitive and objective perspective and mature judgment. Director candidates, in the judgment of our Nominating and Governance Committee, must also have sufficient time available to perform all Board and committee responsibilities. Board members are expected to prepare for, attend and participate in all Board and applicable committee meetings.

The Nominating and Governance Committee has defined "diversity" for purposes of evaluating director candidates. Under the Nominating and Governance Committee's selection criteria, diversity means experience, professional skill, geographic representation and educational and professional background necessary to assist the Board in the discharge of its responsibilities. The Nominating and Governance Committee looks at the composition of the whole Board when considering diversity and seeks nominees whose experience, professions, skills, geographic representation and backgrounds complement and create diversity among the directors. The Nominating and Governance Committee does not assign specific weights to any criteria and no particular criterion is necessarily applicable to all prospective nominees.

The same standards apply to any nominee, regardless of whether recommended internally or by stockholders.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Governance Committee may also consider such other factors as it may deem to be in the best interests of the Company and our stockholders. The Nominating and Governance Committee annually evaluates all Board members and the Board as a whole. It also evaluates those directors whose terms expire that year and who are willing to continue in service against the criteria set forth above in determining whether to recommend those directors for reelection. The Nominating and Governance Committee has determined that the Board and its members meet such criteria in 2015.

Candidates for Nomination

Candidates for nomination as director come to the attention of the Nominating and Governance Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the Nominating and Governance Committee at any point during the year. Such candidates are evaluated against the criteria set forth above. If the Nominating and Governance Committee determines at any time that it is desirable for the Board to consider additional candidates for nomination, the Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may, if the Nominating and Governance Committee thinks it is appropriate, engage a third-party search firm to assist in identifying qualified candidates.

The Nominating and Governance Committee has adopted a policy to evaluate any recommendation for director nominee proposed by a stockholder, and our Bylaws also permit stockholders to nominate directors for consideration at an annual meeting, subject to certain conditions. Any recommendation for a director nomination must be submitted in writing to:

PDL BioPharma, Inc.

Attention: Corporate Secretary

932 Southwood Boulevard

Incline Village, Nevada 89451

 Our Bylaws require that any director nomination made by a stockholder for consideration at an Annual Meeting must be received in writing not less than 90 calendar days nor more than 120 calendar days in advance of the date of the one-year anniversary of the Company's (or the Company's predecessor's) previous year's annual meeting of stockholders.

Each written notice containing a stockholder nomination of a director at an annual meeting must include as to the stockholder submitting the nomination:

•

the name and address, as they appear on the Company's books, of such stockholder and the name and address of the beneficial owner, if any, on whose behalf a proposal of nomination to election of directors is made;

•	the class, series and number of shares of capital stock of the Company that are owned beneficially and of record by such stockholder and such beneficial owner;

•

a representation that such stockholder will notify the Company in writing of the class and number of such shares owned beneficially and of record by such stockholder and such beneficial owner as of the record date for the meeting (or action, as applicable) promptly following the later of the record date or the date notice of the record date is first publicly disclosed;

•

any option, warrant, convertible security, stock appreciation right, derivative, swap or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value or volatility of any class or series of shares of the Company, whether or not such instrument or right shall convey any voting rights in such shares or shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise (a Derivative Instrument), directly or indirectly owned beneficially by such stockholder or beneficial owner and any other direct or indirect opportunity of such stockholder or beneficial owner to profit or share in any profit derived from any increase or decrease in the value of shares of the Company and a representation that such stockholder will notify the Company in writing of any such Derivative Instrument or other direct or indirect opportunity to profit or share in any profit in effect as of the record date for the meeting (or action, as applicable) promptly following the later of the record date or the date notice of the record date is first publicly disclosed;

•	any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or beneficial owner has a right to vote any shares of any security of the Company;

•	any rights to dividends on the shares of the Company owned beneficially by such stockholder or beneficial owner that are separated or separable from the underlying shares of the Company;

•

any proportionate interest in shares of capital stock of the Company or Derivative Instruments or other direct or indirect opportunity to profit or share in any profit held, directly or indirectly, by a general or limited partnership in which such stockholder or beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner;

•

any performance related fees (other than an asset based fee) that such stockholder or beneficial owner is entitled to base on any increase or decrease in the price or value of shares of any class or series of the Company, or any Derivative Instruments or other direct or indirect opportunity to profit or share in any profit, if any;

•

a description of any agreement, arrangement or understanding with respect to the proposal of nomination between or among such stockholder and such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, and a representation that such stockholder will notify the Company in writing of any such agreements, arrangements or understandings in effect as of the record date for the meeting (or action, as applicable) promptly following the later of the record date or the date notice of the record date is first publicly disclosed;

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a description of any material interest of such stockholder and such beneficial owner, if any, on whose behalf the proposal is made and of any material benefit that such stockholder and such beneficial owner, if any, on whose behalf the proposal is made expects or intends to derive from such business or action, as applicable;

•

a representation that such stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination or a representation that such stockholder is a holder of record of stock of the Company entitled to consent to corporate action in writing without a meeting, as applicable;

•

a representation whether such stockholder or such beneficial owner, if any, intends or is part of a group which intends (i) to deliver a proxy statement and/or form of proxy (or consent, as applicable) to holders of at least the percentage of the Company's outstanding capital stock required to elect the nominee and/or (ii) otherwise to solicit proxies (or consents, as applicable) from stockholders in support of such nomination; and

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any other information that is required to be provided by such stockholder pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder (or any successor provision of the Exchange Act or the rules or regulations promulgated thereunder), in such stockholder's capacity as a proponent of a stockholder nomination.

Each written notice containing a stockholder nomination of a director at an annual meeting must include for each person whom the stockholder proposes to nominate for election or reelection as a director:

•	the name, age, business address and residence address of the person,

•	the principal occupation or employment of the person,

•	the class, series and number of shares of capital stock of the Company that are owned beneficially and of record by the person,

•	a statement as to the person's citizenship,

•	the completed and signed representation and agreement described in the Bylaws,

•

a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and the person, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the "registrant" for purposes of such rule and the person were a director or executive officer of such registrant,

•	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Exchange Act, and

•	such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

All director nominees must also complete a customary form of director's questionnaire as part of the nomination process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Governance Committee.

 Code of Ethics

The Company has adopted a Code of Business Conduct (the Conduct Code) that applies to all officers, directors and employees. The Conduct Code is available on our website at www.pdl.com. If we ever were to amend any provision of the Conduct Code, we intend to satisfy our disclosure obligations with respect to any such amendment by posting such information on our Internet website set forth above rather than by filing a Current Report on Form 8-K.  Any waiver of the Conduct Code will be disclosed by filing a Current Report on Form 8-K.

Board Leadership Structure

The Board does not have a policy regarding the separation of the roles of chief executive officer and chairperson of the Board as the Board has determined that it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. Since March 2009, the Board has been led by a Lead Director instead of a Chairperson. Under our corporate governance principles, the Lead Director of the Board is responsible for coordinating the Board's activities, including the scheduling of meetings of the full Board, scheduling executive sessions of the non-employee directors and setting relevant items on the agenda (in consultation with the chief executive officer as necessary or appropriate). The Lead Director must be an independent member of the Board. The Board thinks that this leadership structure, consisting of an independent member of the Board as the Lead Director, has enhanced the Board's oversight of, and independence from, Company management and our overall corporate governance. Dr. Selick, an independent member of the Board, currently serves as the Lead Director.

Risk Oversight by the Board

Companies face a variety of risks, including credit risk, market risk, liquidity risk and operational risk. The Board thinks that an effective risk management system will: (i) timely identify the material risks that the Company faces, (ii) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee, (iii) implement appropriate and responsive risk management strategies consistent with the Company's risk profile and (iv) integrate risk management into Company decision-making.

The Board has designated the Audit Committee to take the lead in overseeing risk management. The Company's management prepares periodic reports to the Audit Committee and the Board discussing in detail the known and anticipated risks to the Company and the Company's approach to mitigating such risks. Based on such reports, the Audit Committee makes periodic reports to the Board as well as the Audit Committee's own analysis and conclusions regarding the adequacy of the Company's risk management processes.

In addition to the formal compliance program, the Board and management promote a corporate culture that incorporates risk management into the Company's corporate strategy and day-to-day business operations.

Risk Assessment of Compensation Policies

In early April 2015, the Board, with the assistance of Board Advisory, conducted a risk assessment of the Company's compensation policies and practices. The Company's compensation policies and practices were evaluated to ensure that they do not foster risk taking above the level of risk associated with the Company's business model. For this purpose, the Compensation Committee worked closely with Board Advisory to ensure that pay levels and performance metrics were reasonable from an external competitive perspective and affordable and reasonable within the context of the Company's current and projected long-term financial performance. The Compensation Committee assessed the Company's mix of pay (cash versus equity and short- versus long-term) from a competitive and strategic perspective, and found it reasonable and supportive of the business strategy.

Based on the Compensation Committee's work and the assessment conducted with the assistance of Board Advisory, the Board concluded that its compensation program does not promote excessive risk taking. In this regard, the Company notes that:

•

the Company has consistently high ratings on reasonableness of pay levels, CEO pay-for-performance alignment and risk profile as assessed by third-party corporate governance reviews of the Company's public filings;

•	the Company uses an independent compensation consultant that assesses the pay competitiveness of each component of the Company's pay package;

•	the Company uses explicit and discrete goals in its design of incentive plans and such plans are reasonable in relation to the Company's size and financial position;

•	the Company uses reasonable maximum caps in its incentive plan design; and

•	the Company weights cash in favor of equity, which encourages sensible income generating asset acquisitions.

PROPOSAL 2:

RATIFICATION OF SELECTION OF PRICEWATERHOUSE COOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015, and the Board has directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP replaced the Company’s former auditors in October, 2014, and audited the Company's financial statements for the fiscal year ended December 31, 2014. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

None of the Bylaws, other governing documents or law requires stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good governance practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

In September 2014, the Company was notified by its former independent registered accounting firm, Ernst & Young LLP (“EY”) that it was resigning effective September 11, 2014. The reports of EY on the Company’s financial statements for each of the two fiscal years ended December 31, 2012 and 2013 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of the Company's financial statements for each of the two fiscal years ended December 31, 2012 and 2013 and in the subsequent interim period through September 11, 2014, there were no disagreements with EY on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of EY would have caused EY to make reference to the matter in their report. During the fiscal years ended December 31, 2012 and 2013 and in the subsequent interim period through September 11, 2014, there were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K. EY furnished a letter to the Company addressed to the Securities and Exchange Commission stating that it agreed with the above statements. A copy of that letter is filed as Exhibit 16.1 to the Form 8-K filed by the Company on September 16, 2014.

Principal Independent Registered Public Accounting Firm Fees and Services

The aggregate fees billed to the Company for the fiscal years ended December 31, 2014 and 2013, by PricewaterhouseCoopers LLP and Ernst & Young LLP are set forth in the table below:

($ in thousands)	2014		% of Total	2013	% of Total
Fee Category
Audit Fees(1)	$1,128	(2)	62.6%	$913	95.2%
Audit-related Fees(3)	673	(4)	37.3%	45	4.7%
Tax Fees(5)	—		—%	—	—%
All Other Fees(6)	2		0.1%	1	0.1%
Total Fees	$1,803		100.0%	$959	100.0%

(1)

Audit fees consist of fees billed for professional services rendered for the audit of our consolidated financial statements, attestation services surrounding the effectiveness of our internal control environment and review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings or engagements and attestation services, except those not required by statute or regulation.

(2)	Includes audit fees of $1,011 of PricewaterhouseCoopers LLP and $117 of Ernst & Young LLP ($ in thousands).

(3)

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees." In 2014, these services primarily consisted of consultations relating to the SEC comment letter process, and for 2013, these services primarily consisted of consultations for income generating assets.

(4)	All audit-related fees during 2014 were billed by Ernst & Young LLP.

(5)	Tax fees consist of fees for tax compliance, tax advice and tax planning. No such services were incurred in 2014.

(6)	All other fees include any fees billed that are not audit, audit related or tax fees. In 2014 and 2013, these fees included a license to an accounting research database.

The Audit Committee pre-approves all audit services provided by the independent registered public accounting firm and permissible non-audit services in excess of a certain de minimis amount provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, any pre-approval is detailed as to the particular service or category of services and includes an estimate of the related fees. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting. During fiscal years 2014 and 2013, the Audit Committee approved all of the Audit Fees, Audit-Related Fees and All Other Fees.

THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL 2.

PROPOSAL 3:

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the Dodd-Frank Act) and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

As described in detail later in this proxy statement under the heading "Compensation Discussion & Analysis," our executive compensation programs are designed to retain and incentivize the high quality executives whose efforts are key to our long-term success. Under these programs, our named executive officers are rewarded on the basis of individual and corporate performance measured against established corporate and strategic goals. Please read the section of this proxy statement under the heading "Compensation Discussion & Analysis" for additional details about our executive compensation programs, including information about the fiscal year 2014 compensation of our named executive officers.

The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders' interests and current market practices.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our named executive officers' compensation. Accordingly, we are asking our stockholders to cast a non-binding advisory vote "FOR" the following resolution at the Annual Meeting:

RESOLVED, that the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables and narrative disclosure is hereby APPROVED.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. Nevertheless, the Board and the Compensation Committee value the opinions of our stockholders, whether expressed through this vote or otherwise, and, accordingly, the Board and Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

After consideration of the vote of stockholders at our 2011 annual meeting and other factors, the Board has decided to hold advisory votes on the approval of executive compensation annually until the next advisory vote on frequency occurs. Accordingly, unless the Board modifies its policy on the frequency of future votes, the next advisory vote to approve executive compensation will be held at the 2016 annual meeting of stockholders.

Stockholder approval of this Proposal 3 will require the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL 3.

PROPOSAL 4:

APPROVAL OF THE AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN

The Amended and Restated 2005 Equity Incentive Plan (the Amended and Restated 2005 Plan) was adopted by the Board on April 8, 2015, subject to stockholder approval. If the Amended and Restated 2005 Plan is approved by our stockholders, the Amended and Restated 2005 Plan will become effective on May 28, 2015. In this Proposal 4, the Board is requesting stockholder approval of the Amended and Restated 2005 Plan.

The Amended and Restated 2005 Plan is intended to be the successor to and continuation of our existing 2005 Equity Incentive Plan, as amended or amended and restated to date (the Existing 2005 Plan). If the Amended and Restated 2005 Plan becomes effective, no additional stock awards will be granted under the Existing 2005 Plan, although all outstanding stock awards granted under the Existing 2005 Plan will continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the Existing 2005 Plan.

A description of the material terms of the Amended and Restated 2005 Plan are summarized below. The key differences between the terms of the Amended and Restated 2005 Plan and the terms of the Existing 2005 Plan are as follows:

•

The Amended and Restated 2005 Plan extends the term of the plan indefinitely beyond the June 2015 expiration of the Existing 2005 Plan; provided that no incentive stock options may be granted after the tenth anniversary of the earlier of the date the Amended and Restated 2005 Plan was adopted by the Board or approved by our stockholders;

•	The Amended and Restated 2005 Plan will add 1 million shares to the share reserve under the Existing 2005 Plan;

•	The Amended and Restated 2005 Plan explicitly prohibits the cashing-out of “underwater” stock options without stockholder approval;

•

The Amended and Restated 2005 Plan contains “liberal share recycling” language which provides that shares subject to awards that are not issued because of a failure to vest, or are forfeited back to the Company, or repurchased or are reacquired or withheld by the Company to satisfy a tax withholding obligation or the exercise price of an award will be returned to the Amended and Restated 2005 Plan share reserve, whereas the Existing 2005 Plan contains provisions that would cause such shares not to return to the share reserve;

•

The Amended and Restated 2005 Plan does not include minimum vesting periods for full value awards, whereas the Existing 2005 Plan required that no more than 10% of the maximum aggregate number of shares issuable under the Existing 2005 Plan could be issued pursuant to full value awards with vesting periods of less than three years in the case of for time of service-based awards or less than 12 months in the case of performance-based awards;

•

The Amended and Restated 2005 Plan does not contain an aggregate limit on shares of stock that may be issued under the plan with respect to full value awards, whereas the Existing 2005 Plan contains a 50% limit on full value awards;

•

The Amended and Restated 2005 Plan does not contain a maximum aggregate annual award limit whereas the Existing 2005 Plan contains an aggregate award limit of nine percent of the aggregate share reserve;

•

The Amended and Restated 2005 Plan contains annual per person award limits for performance awards under Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code) of 2,450,000 shares of stock subject to stock options and stock appreciation rights, 2,000,000 shares subject to performance stock awards, and $5,000,000 subject to performance cash awards, whereas the Existing 2005 Plan contains a 1,600,000 share limit for stock options and stock appreciation rights, a 750,000 share limit for restricted stock awards and restricted stock units, a 100,000 share limit for performance shares, a $2,000,000 limit for performance units, a $2,0000,000 limit for cash-based awards, and a 100,000 share limit for other stock-based awards;

•

The Amended and Restated 2005 Plan contains an annual limit on the value of stock awards, when added to cash compensation, that may be paid to each non-employee director, whereas the Existing 2005 Plan does not contain any such separate limit; and

•

The Amended and Restated 2005 Plan contains additional performance criteria under Section 162(m) of the Code and specifically permits the Compensation Committee to grant performance awards that are not intended to be performance-based compensation under Section 162(m) of the Code.

Reasons to Approve the Amended and Restated 2005 Plan

The Board believes that it is in the best interests of the Company and its stockholders to continue providing an equity incentive plan under which equity-based compensation awards made to executive officers can be deducted by the Company for federal income tax purposes.  The Existing 2005 Plan was originally effective on June 8, 2005, the date of its approval by the stockholders of the Company. The Existing 2005 Plan was subsequently amended and restated effective June 4, 2009, upon approval by the stockholders of the Company. Pursuant to its terms, the Existing 2005 Plan will expire in June, 2015.

The Board believes that the approval of the Amended and Restated 2005 Plan is necessary to enable us to continue to grant stock options and other awards to our employees at levels reasonably necessary to attract, retain and motivate talent. The Amended and Restated 2005 Plan will also allow us to utilize a broad array of equity incentives and performance cash incentives in order to secure and retain the services of our employees, and to provide long term incentives that align the interests of employees with the interests of our shareholders.

In order to extend the Existing 2005 Plan and make other material modifications discussed herein, we are asking stockholders to approve the Amended and Restated 2005 Plan, a copy of which is filed with this Proxy Statement as Exhibit A.

Forecasted Utilization Rates

In evaluating the Amended and Restated 2005 Plan, we reviewed certain management forecasts of equity awards for issuance under the Amended and Restated 2005 Plan as set forth below.

Amended and Restated 2005 Plan	Fiscal 2014 Actual	Fiscal 2015 Forecast	Fiscal 2016 Forecast
Common Shares Outstanding — Ending Balance	162,463,363	167,813,448	168,225,142
Options/Awards Outstanding — Ending Balance	334,466 (1)	478,291	598,712

Shares Available for Award — Beginning Balance	4,477,665	4,165,784	4,776,285
Allocations
Options	—	—	—
Restricted Stock	311,881	389,499	411,694

Total Allocations	369,466	389,499	411,694

Additional Shares added pursuant to Amended and Restated 2005 Plan	—	1,000,000	—

Shares Available for Award — Ending Balance	4,165,784	4,776,285	4,364,590
(1)	Includes 57,585 options outstanding under prior equity incentive plans of the Company, all of which options shall expire in October 2015.

In addition, we reviewed certain forecasts of grant utilization for different categories of grants over the three annual periods indicated below. These forecasts included forecasts for executive and employee new hires/promotions, new award grants and discretionary grants.

Amended and Restated 2005 Plan	Fiscal 2014 Actual	Fiscal 2015 Forecast	Fiscal 2016 Forecast
Option Grants
— New Awards	—	—	—
— Discretionary	—	—	—

Subtotal Option Grants	—	—	—

Restricted Stock Grants
— New Awards	311,881	389,499	411,694
— Discretionary	—	—	—

Subtotal Restricted Stock Grants	311,881	389,499	411,694

Total	311,881	389,499	411,694

Forecasted Overhang and Burn Rate

The Board also reviewed certain forecasts of overhang and burn rate with respect to employee and consultant equity awards (but excluding awards to non-employee directors), as summarized below.

	FY14 Actual	FY15 Forecast	FY16 Forecast
Issued Overhang %(1)	0.2%	0.2%	0.3%
Total Overhang %(2)	2.8%	3.1%	2.9%
Gross Burn Rate as a % of Outstanding(3)	0.2%	0.2%	0.3%
Adjusted Burn Rate as a % of Outstanding(4)	0.2%	0.2%	0.3%

(1)	Issued Overhang is (total shares subject to outstanding options + total shares subject to outstanding full value awards)/total common shares outstanding.
(2)	Total Overhang is (total shares subject to outstanding options + total shares subject to outstanding full value awards + total remaining pool reserve)/total common shares outstanding.
(3)	Gross Burn Rate is (total shares subject to options granted + total shares subject to full value awards granted)/weighted average common shares outstanding.
(4)

Adjusted Burn Rate is (total shares subject to options granted + total shares subject to full value awards granted — total shares subject to options and full value awards that expired, terminated or were forfeited)/weighted average common shares outstanding.

Note Regarding Forecasts and Forward-Looking Statements

We do not as a matter of course make public forecasts as to our total shares outstanding and utilization of various equity awards due to the unpredictability of the underlying assumptions and estimates. In particular, the forecasts set forth above in this Proposal 4 include embedded assumptions regarding option exercise which are highly dependent on the public trading price of our common stock and other factors, which we do not control and, as a result, we do not as a matter of practice provide forecasts. In evaluating these forecasts, the Board recognized the high variability inherent in these assumptions.

However, we have included above a summary of these forecasts to give our stockholders access to certain information for purposes of evaluating the Amended and Restated 2005 Plan. These forecasts reflect various assumptions regarding our future operations.

The inclusion of the forecasts set forth above should not be regarded as an indication that these forecasts will be predictive of actual future outcomes, and the forecasts should not be relied upon as such. Neither we nor any other person makes any representation to any of our stockholders regarding actual outcomes compared to the information contained in the forecasts set forth above. Although presented with numerical specificity, the forecasts are not commitments or representations and reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the forecasts were prepared and other factors such as industry performance and general business, economic, regulatory, market and financial conditions, as well as factors specific to our business, all of which are difficult to predict and many of which are beyond the control of our management. In addition, the utilization forecasts with respect to our equity awards do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to any changes to our operations or strategy that may be implemented in the future. Accordingly, actual outcomes may be, and likely will be, materially different than those reflected in the forecasts. We do not intend to update or otherwise revise the forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events even if any or all of the assumptions underlying the forecasts are shown to be in error. The forecasts are forward-looking statements within the meaning of Section 27A of the 1933 Act and Section 21A of the 1934 Act. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those in the forward-looking statements, including our ability to attract and retain talent, achievement of performance metrics, if any, with respect to certain equity awards, the extent of option exercise activity, and others described in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission on February 23, 2015, as updated by subsequent periodic filings.

The Amended and Restated 2005 Plan Combines Compensation and Governance Best Practices

In addition, the Amended and Restated 2005 Plan includes provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices including:

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Repricing or cashing out of “underwater” stock options is not allowed without stockholder approval. The Amended and Restated 2005 Plan prohibits the repricing of outstanding equity awards and the cancelation of any outstanding equity awards that have an exercise price or strike price greater than the current fair market value of our common stock in exchange for cash or other stock awards under the Amended and Restated 2005 Plan without prior stockholder approval.

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No liberal change in control provisions. The definition of change in control in our Amended and Restated 2005 Plan requires the consummation of an actual transaction so that no vesting acceleration benefits may occur without an actual change in control transaction occurring.

•

No discounted stock options or stock appreciation rights. All stock options and stock appreciation rights must have an exercise price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted.

Description of the Amended and Restated 2005 Plan

The material features of the Amended and Restated 2005 Plan are outlined below. This summary is qualified in its entirety by reference to the complete text of the Amended and Restated 2005 Plan. Stockholders are urged to read the actual text of the Amended and Restated 2005 Plan in its entirety, which is appended to this proxy statement as Exhibit A to the copy of this Proxy Statement filed with the SEC, which may be accessed from the SEC’s website at www.sec.gov.

Types of Awards

The terms of the Amended and Restated 2005 Plan provide for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, other stock awards, and performance awards that may be settled in cash, stock, or other property.

Shares Available for Awards

If this Proposal 4 is approved, then subject to adjustment for changes in our capital structure as described below, an aggregate of 5,200,000 shares of our common stock that were originally authorized for issuance under the Existing 2005 Plan, plus the 1,000,000 shares proposed to be added, less any shares issued under the Existing 2005 Plan, will be available for issuance under the Amended and Restated 2005 Plan. Shares issued under the Amended and Restated 2005 Plan may be authorized but unissued shares of our common stock.

Any shares subject to a stock award that are not delivered to a participant because the stock award is exercised through a reduction of shares subject to the stock award (i.e., “net exercised”) will again become available for issuance under the Amended and Restated 2005 Plan. Additionally, any shares reacquired by us pursuant to our withholding obligations in connection with a stock option or stock appreciation right or as consideration for the exercise of a stock option or stock appreciation right will again become available for issuance under the Amended and Restated 2005 Plan. Further, any shares reacquired by us pursuant to our withholding obligations in connection with a restricted stock award, restricted stock unit award, performance stock award or other stock award will become available for issuance under the Amended and Restated 2005 Plan.

In addition, if a stock award expires or otherwise terminates without all of the shares covered by such stock award having been issued in full or is settled in cash, such expiration, termination or settlement will not reduce (or otherwise offset) the number of shares of common stock that may be available for issuance under the Amended and Restated 2005 Plan. If any shares of common stock issued pursuant to a stock award are forfeited back to, or repurchased by us because of the failure to meet a contingency or condition required to vest such shares, then the shares that are forfeited or repurchased will revert to and again become available for issuance under the Amended and Restated 2005 Plan.

As of April 2, 2015, there were 3,878,350 shares available for grant under the Existing 2005 Plan. As of April 2, 2015, stock options to purchase approximately 57,585 shares were outstanding and awards other than stock options covering an aggregate of 558,334 shares were outstanding. The weighted-average exercise price of all stock options outstanding as of April 2, 2015, was $5.41 per share, and the weighted-average remaining term of such stock options was 0.5 years. As of April 2, 2015, the closing price of our common stock as reported on the NASDAQ Global Market was $7.01 per share and a total of 164,092,416 shares of our common stock were outstanding.

Eligibility

All of our employees, non-employee directors and consultants are eligible to participate in the Amended and Restated 2005 Plan and may receive all types of awards; provided that incentive stock options may be granted under the Amended and Restated 2005 Plan only to our employees (including officers) and employees of our affiliates. As of April 2, 2015, we have ten employees, four non-employee directors and four consultants.

Grant Limits

Under the Amended and Restated 2005 Plan, a maximum of 2,450,000 shares of our common stock may be granted to any one participant during any one calendar year pursuant to stock options, stock appreciation rights and other stock awards whose value is determined by reference to an increase over an exercise price or strike price of at least 100% of the fair market value of our common stock on the date of grant. The maximum amount covered by performance awards that may be granted to any one participant in any one calendar year (whether the grant, vesting or exercise is contingent upon the attainment during a performance period of the performance goals described below) is 2,000,000 shares of our common stock in the case of performance stock awards and $5,000,000 in the case of performance cash awards. Such limits are designed allow us to grant awards that are exempt from the $1 million limitation on the income tax deductibility of compensation paid per covered employee imposed by Code Section 162(m).

In addition, the maximum number of shares subject to awards granted during a single fiscal year to any non-employee director under this plan and under any other equity plan maintained by us, taken together with any cash fees paid to such non-employee director during the fiscal year, shall not exceed $800,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes and excluding, for this purpose, the value of any dividend equivalent payments paid pursuant to any award granted in a previous fiscal year).

Administration

The Amended and Restated 2005 Plan is administered by the Board, which may in turn delegate authority to administer the Amended and Restated 2005 Plan to a committee. The Board has delegated authority to administer the Amended and Restated 2005 Plan to our Compensation Committee, but may, at any time, revert in itself some or all of the power previously delegated to our Compensation Committee. The Board and our Compensation Committee are considered to be the “plan administrator” for purposes of this Proposal. Subject to the terms of the Amended and Restated 2005 Plan, the plan administrator may determine the recipients, numbers and types of awards to be granted, and terms and conditions of the awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the plan administrator also determines the fair market value applicable to a stock award and the exercise price of stock options and stock appreciation rights granted under the Amended and Restated 2005 Plan.

The plan administrator may also delegate to one or more of our officers the authority to designate employees who are not officers to be recipients of certain stock awards and the number of shares subject to such stock awards, provided that such delegation must specify the total number of shares of our common stock that may be subject to the stock awards granted by such officer and such officer may not grant a stock award to himself or herself.

Repricing; Cancellation and Re-Grant of Stock Awards

Under the Amended and Restated 2005 Plan, the plan administrator does not have the authority to reprice any outstanding stock option or stock appreciation right by reducing the exercise, purchase or strike price of the stock option or stock appreciation right or to cancel any outstanding stock option or stock appreciation right that has an exercise price greater than the current fair market value of our common stock in exchange for cash or other stock awards without obtaining the approval of our stockholders within 12 months prior to the repricing or cancellation and re-grant event.

Stock Options

Stock options may be granted under the Amended and Restated 2005 Plan pursuant to stock option agreements. The Amended and Restated 2005 Plan permits the grant of stock options that qualify as incentive stock options (or ISOs) and nonstatutory stock options (or NSOs). Individual stock option agreements may be more restrictive as to any or all of the permissible terms described in this section.

The exercise price of NSOs may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant. The exercise price of ISOs may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant and, in some cases (see “Limitations” below), may not be less than 110% of such fair market value.

The term of stock options granted under the Amended and Restated 2005 Plan may not exceed ten years and, in some cases (see “Limitations” below), may not exceed five years. Except as explicitly provided otherwise in an optionholder’s stock option agreement, stock options granted under the Amended and Restated 2005 Plan generally terminate three months after termination of the optionholder’s service unless (i) termination is due to the optionholder’s disability, in which case the stock option may be exercised (to the extent the stock option was exercisable at the time of the termination of service) at any time within 12 months following termination; (ii) the optionholder dies before the optionholder’s service has terminated, or within the period (if any) specified in the stock option agreement after termination of service for a reason other than death, in which case the stock option may be exercised (to the extent the stock option was exercisable at the time of the optionholder’s death) within 18 months following the optionholder’s death by the person or persons to whom the rights to such stock option have passed; (iii) the optionholder is terminated for cause in which case the stock option will cease to be exercisable immediately upon the optionholder’s termination, or (iv) the stock option by its terms specifically provides otherwise. A stock option term may be extended in the event that exercise of the stock option following termination of service is prohibited by applicable securities laws or if the sale of stock received upon exercise of a stock option would violate our insider trading policy. In no event may a stock option be exercised after its original expiration date.

Acceptable forms of consideration for the purchase of our common stock pursuant to the exercise of a stock option under the Amended and Restated 2005 Plan will be determined by the plan administrator and may include (i) cash, check, bank draft or money order made payable to us, (ii) payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, (iii) common stock previously owned by the optionholder, (iv) a net exercise feature (for NSOs only), or (v) other legal consideration approved by the plan administrator.

Stock options granted under the Amended and Restated 2005 Plan may become exercisable in cumulative increments, or “vest,” as determined by the plan administrator at the rate specified in the stock option agreement. Shares covered by different stock options granted under the Amended and Restated 2005 Plan may be subject to different vesting schedules as the plan administrator may determine. The plan administrator also has flexibility to provide for accelerated vesting of stock options in certain events.

Generally, an optionholder may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations order with the approval of the plan administrator or a duly authorized officer. Additionally, an optionholder may, with the approval of the plan administrator or a duly authorized officer, designate a beneficiary who may exercise the stock option following the optionholder’s death.

Limitations on Incentive Stock Options

The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. The stock options or portions of stock options that exceed this limit are treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any affiliate unless the following conditions are satisfied:

•	the exercise price of the ISO must be at least 110% of the fair market value of the stock subject to the ISO on the date of grant; and

•	the term of the ISO must not exceed five years from the date of grant.

The aggregate maximum number of shares of common stock that may be issued pursuant to the exercise of ISOs granted under the Amended and Restated 2005 Plan is 6,200,000 shares.

Restricted Stock Awards

Restricted stock awards may be granted under the Amended and Restated 2005 Plan pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for cash, check, bank draft or money order payable to us, the recipient’s services rendered to, or for the benefit of, us or an affiliate of ours, or any other form of legal consideration acceptable to the plan administrator. Shares of our common stock acquired under a restricted stock award may be subject to forfeiture to us in accordance with a vesting schedule to be determined by the plan administrator. Rights to acquire shares of our common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement. Except as otherwise provided in the applicable restricted stock award agreement, restricted stock awards that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Restricted Stock Unit Awards

Restricted stock unit awards may be granted under the Amended and Restated 2005 Plan pursuant to restricted stock unit award agreements. Payment of any purchase price may be made in any legal form acceptable to the plan administrator. We will settle a payment due to a recipient of a restricted stock unit award by delivery of shares of our common stock, by cash, by a combination of cash and stock, or in any other form of consideration determined by the plan administrator and set forth in the restricted stock unit award agreement. Dividend equivalents may be credited in respect of shares of our common stock covered by a restricted stock unit award. Restricted stock unit awards may be subject to vesting in accordance with a vesting schedule to be determined by the plan administrator. Except as otherwise provided in the applicable restricted stock unit award agreement, restricted stock units that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Stock Appreciation Rights

Stock appreciation rights may be granted under the Amended and Restated 2005 Plan pursuant to stock appreciation right agreements. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right will be determined by the plan administrator but will in no event be less than 100% of the fair market value of the stock subject to the stock appreciation right at the time of grant. The plan administrator may also impose restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate. Stock appreciation rights may be paid in our common stock, in cash, in a combination of cash and stock, or in any other form of legal consideration approved by the plan administrator and set forth in the stock appreciation right agreement. Stock appreciation rights will be subject to the same conditions upon termination and restrictions on transfer as stock options under the Amended and Restated 2005 Plan.

Performance Awards

The Amended and Restated 2005 Plan allows us to grant cash and stock based performance awards that may qualify as performance-based compensation that is not subject to the $1 million limitation on the income tax deductibility of compensation paid per covered employee imposed by Section 162(m) of the Code. Performance awards may be granted, vest or be exercised based upon the attainment during a specified period of time of specified performance goals. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by our Compensation Committee, except that the Board also may make any such determinations to the extent that the award is not intended to comply with Section 162(m) of the Code.

In granting a performance award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, our Compensation Committee will set a period of time, or a performance period, over which the attainment of one or more goals, or performance goals, will be measured. Within the time period prescribed by Section 162(m) of the Code, at a time when the achievement of the performance goals remains substantially uncertain (typically no later than the earlier of the 90th day of a performance period and the date on which 25% of the performance period has elapsed), our Compensation Committee will establish the performance goals, based upon one or more criteria, or performance criteria, enumerated in the Amended and Restated 2005 Plan and described below. As soon as administratively practicable following the end of the performance period, our Compensation Committee will certify (in writing) whether the performance goals have been satisfied.

Performance goals under the Amended and Restated 2005 Plan will be based on any one or more of the following performance criteria: (i) revenue; (ii) sales; (iii) expenses; (iv) operating income; (v) gross margin; (vi) operating margin; (vii) earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization; (viii) pre-tax profit; (ix) net operating income; (x) net income; (xi) economic value added; (xii) free cash flow; (xiii) operating cash flow; (xiv) stock price; (xv) earnings per share; (xvi) return on stockholder equity; (xvii) return on capital; (xviii) return on assets; (xix) return on investment; (xx) employee satisfaction; (xxi) employee retention; (xxii) balance of cash, cash equivalents and marketable securities; (xxiii) market share; (xxiv) product regulatory approvals; (xxv) projects in development; (xxvi) regulatory filings; (xxvii) research and development expenses; (xxviii) completion of a joint venture or other corporate transaction; (xxix) acquisition of revenue-generating assets; (xxx) capital structure financing; (xxxi) surplus cash to pay dividends; and (xxxii) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board.

Performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. In establishing a performance goal, our Compensation Committee (and the Board, to the extent that an award is not intended to comply with Section 162(m) of the Code) may provide that performance will be appropriately adjusted as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated Performance Measures; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; and (5) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance goals and to define the manner of calculating the performance criteria it selects to use for a performance period.

Other Stock Awards

Other forms of stock awards valued in whole or in part with reference to our common stock may be granted either alone or in addition to other stock awards under the Amended and Restated 2005 Plan. The plan administrator will have sole and complete authority to determine the persons to whom and the time or times at which such other stock awards will be granted, the number of shares of our common stock to be granted and all other conditions of such other stock awards. Other forms of stock awards may be subject to vesting in accordance with a vesting schedule to be determined by the plan administrator.

Clawback/Recovery

Stock awards granted under the Amended and Restated 2005 Plan will be subject to recoupment in accordance with the clawback policy we adopted in 2013. A more complete discussion regarding the clawback policy can be found at "Compensation Recovery Policy" under “Compensation Discussion & Analysis” below. In addition, the Board may impose such other clawback, recovery or recoupment provisions in any stock award agreement as it determines necessary or appropriate.

Changes to Capital Structure

In the event of certain capitalization adjustments, the plan administrator will appropriately adjust: (i) the class(es) and maximum number of securities subject to the Amended and Restated 2005 Plan; (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of ISOs; (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 162(m) limits; (iv) the class(es) and maximum number of securities that may be awarded to any non-employee director; and (v) the class(es) and number of securities and price per share of stock subject to outstanding stock awards.

Transactions

In the event of a transaction (as defined in the Amended and Restated 2005 Plan and described below), the Board will have the discretion to take one or more of the following actions with respect to outstanding stock awards (contingent upon the closing or completion of such transaction), unless otherwise provided in the stock award agreement or other written agreement with the participant or unless otherwise provided by the Board at the time of grant:

•

arrange for the surviving or acquiring corporation (or its parent company) to assume or continue the award or to substitute a similar stock award for the award (including an award to acquire the same consideration paid to our stockholders pursuant to the transaction);

•	arrange for the assignment of any reacquisition or repurchase rights held by us with respect to the stock award to the surviving or acquiring corporation (or its parent company);

•	accelerate the vesting (and, if applicable, the exercisability) of the stock award and provide for its termination prior to the effective time of the transaction;

•	arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us with respect to the award;

•

cancel or arrange for the cancellation of the stock award, to the extent not vested or exercised prior to the effective time of the transaction, in exchange for such cash consideration or no consideration, as the Board may consider appropriate; and

•

make a payment, in such form as may be determined by the Board, equal to the excess, if any, of (i) the value of the property the participant would have received upon the exercise of the stock award immediately prior to the effective time of the transaction, over (B) any exercise price payable in connection with such exercise.

The Board is not obligated to treat all stock awards or portions of stock awards in the same manner. The Board may take different actions with respect to the vested and unvested portions of a stock award.

For purposes of the Amended and Restated 2005 Plan, a transaction will be deemed to occur in the event of a corporate transaction or a change in control. A corporate transaction generally means the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets; (ii) a sale or other disposition of more than 50% of our outstanding securities; or (iii) a merger, consolidation or similar transaction to which the Company is a party.

A change of control generally means (i) the acquisition by a person or entity of more than 35% of our combined voting power other than by merger, consolidation or similar transaction; (ii) certain corporate transactions, including a sale of substantially all of our assets, a sale of more than 50% of our voting stock, or a consummated merger, consolidation or similar transaction; or (iii) our stockholders or the Board approves a plan of dissolution or liquidation.

Change in Control

Under the Amended and Restated 2005 Plan, an award may be subject to additional acceleration of vesting and exercisability upon or after a change in control (as defined in the Amended and Restated 2005 Plan) as may be provided in the award agreement or other written agreement with the participant, but in the absence of such provision, no such acceleration will occur.

Plan Amendments and Termination

The Board or our Compensation Committee, as the case may be, will have the authority to amend or terminate the Amended and Restated 2005 Plan at any time. However, except as otherwise provided in the Amended and Restated 2005 Plan, no amendment or termination of the Amended and Restated 2005 Plan may materially impair any rights under awards already granted to a participant unless agreed to by the affected participant. We will obtain stockholder approval of any amendment to the Amended and Restated 2005 Plan as required by applicable law and listing requirements. No ISOs may be granted under the Amended and Restated 2005 Plan after the tenth anniversary of the earlier of the date the Amended and Restated 2005 Plan was adopted by the Board or approved by our stockholders.

U.S. Federal Income Tax Consequences

The information set forth below is a summary only and does not purport to be complete. The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the Amended and Restated 2005 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. The Amended and Restated 2005 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of an NSO if the stock option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, an optionholder will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price. If the optionholder is employed by us or one of our affiliates, that income will be subject to withholding taxes. The optionholder’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the optionholder’s capital gain holding period for those shares will begin on that date.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionholder.

Incentive Stock Options

The Amended and Restated 2005 Plan provides for the grant of stock options that qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, an optionholder generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the optionholder holds a share received on exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionholder disposes of a share acquired on exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the optionholder generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the optionholder will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that stock option generally will be an adjustment included in the optionholder’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionholder, subject to Section 162(m) of the Code and provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following his or her receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Restricted Stock Unit Awards

Generally, the recipient of a stock unit structured to conform to the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of our common stock received over any amount paid by the recipient in exchange for the shares of our common stock. To conform to the requirements of Section 409A of the Code, the shares of our common stock subject to a stock unit award may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change in control. If delivery occurs on another date, unless the stock units otherwise comply with or qualify for an exception to the requirements of Section 409A of the Code, in addition to the tax treatment described above, the recipient will owe an additional 20% federal tax and interest on any taxes owed.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock units will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Stock Appreciation Rights

We may grant under the Amended and Restated 2005 Plan stock appreciation rights separate from any other award or in tandem with other awards under the Amended and Restated 2005 Plan.

Where the stock appreciation rights are granted with a strike price equal to the fair market value of the underlying stock on the grant date, the recipient will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

New Plan Benefits

Awards under the Amended and Restated 2005 Plan are discretionary and are not subject to set benefits or amounts, and we have not approved any awards that are conditioned on stockholder approval of the Amended and Restated 2005 Plan. Accordingly, we cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to executive officers, directors or employees under the Amended and Restated 2005 Plan.

THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Equity Compensation Plan Information

As of December 31, 2014, we maintained one active stock-based compensation plan under which we could grant stock-based awards to officers and other employees, directors and consultants. Under our Existing 2005 Plan, we are authorized to issue a variety of incentive awards, including stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance share and performance unit awards, deferred compensation awards and other stock-based or cash-based awards.

Prior to 2009, we had five stock-based incentive plans and one employee stock purchase plan under which we could grant stock based awards to officers and other employees, directors and consultants. These plans consisted of the 1993 Employee Stock Purchase Plan, 1991 Stock Option Plan, 1999 Stock Option Plan, 2002 Outside Directors Stock Option Plan and Existing 2005 Plan, all of which were approved by our stockholders, and the 1999 Nonstatutory Stock Option Plan, which was not approved by our stockholders.

In February 2009, the Compensation Committee terminated the 2002 Outside Directors Stock Option Plan, subject to any outstanding options. In June 2009, the Compensation Committee terminated the 1993 Employee Stock Purchase Plan. In September 2009, the Compensation Committee terminated the 1991 Stock Option Plan. Also in September 2009, the Compensation Committee terminated the 1999 Stock Option Plan and the 1999 Nonstatutory Stock Option Plan, subject to any outstanding options. In June 2009, our stockholders approved amendments to the Existing 2005 Plan to expand persons eligible to participate in the plan to include our outside directors.

The following table sets forth information regarding all of our existing equity compensation plans under which we were authorized to issue shares of our common stock or which we have options outstanding as of December 31, 2014:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excludes securities reflect in column (a)) (c)
Equity compensation plans approved by security holders	16,250	$5.41	4,165,784	(1)
Equity compensation plans not approved by security holders(2)	41,335	$5.41	—
Total	57,585	$5.41	4,165,784

(1)	The shares remaining available for future issuance are all under the Existing 2005 Plan.

(2)

Consists of options that are outstanding, and shares available for future issuance under the 1999 Nonstatutory Stock Option Plan. See Note 13 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for a description of our 1999 Nonstatutory Stock Option Plan.

COMPENSATION OF OUR DIRECTORS

In January 2012, in consultation with the Compensation Committee's compensation consultant, the Board established its compensation policy for outside directors, which was subsequently revised in April 2015. Members of the Board who are also employees of the Company are not entitled to any compensation with respect to their service as Board members.

Cash Compensation

In 2014, each outside director received a retainer of $100,000 per year, except for the Lead Director who received a retainer of $115,000 per year, for his or her service on the Board. Each outside director also received annual cash retainers for service on Board committees, as follows:

•

Each member of the Audit Committee received a retainer of $17,500 per year, except for the chairperson of the Audit Committee who received a retainer of $30,000 per year, for his or her service on the Audit Committee.

•

Each member of the Compensation Committee received a retainer of $15,000 per year, except for the chairperson of the Compensation Committee who received a retainer of $22,500 per year, for his or her service on the Compensation Committee.

•

Each member of the Litigation Committee received a retainer of $10,000 per year, except for the chairperson of the Litigation Committee who received a retainer of $20,000 per year, for his or her service on the Litigation Committee.

•

Each member of the Nominating and Governance Committee received a retainer of $2,500 per year, except for the chairperson of the Nominating and Governance Committee who received a retainer of $5,000 per year, for his or her service on the Nominating and Governance Committee.

All cash compensation paid to outside directors for their service on the Board and its committees is paid on a quarterly basis in arrears.

We also reimburse our directors for their reasonable travel expenses for Board and committee meetings. The Board annually sponsors a multi-day off-site meeting to which the Board members may bring their spouses. When we hold such a meeting, we reimburse the Board members for their spouses' reasonable travel expenses for such off-site meeting.

Equity Compensation

We provide our outside directors with grants of restricted stock as a portion of their total compensation to ensure that our outside directors own common stock in the Company and their interests are aligned with our stockholders. In 2014, each of our outside directors received an annual grant of restricted stock under our Exiting 2005 Plan with a grant date value equal to $50,000, based on the closing price of our common stock on the date of grant. In April 2015, in consultation with the Compensation Committee's compensation consultant, the Board revised its compensation policy for outside directors to increase the amount of the annual grant of restricted stock to a grant date value equal to $150,000, based on the closing price of our common stock on the date of grant. The purpose of this revision was to make the equity portion of our outside directors’ compensation more closely aligned to that of its peers in the healthcare industry, based information provided by the Compensation Committee’s compensation consultant. Such grants are made to each current outside director annually at the date of our annual general meeting of stockholders and to each new outside director upon his or her initial election to the Board. Each grant of restricted stock vests on the first anniversary of the grant date so long as the director continues to serve on the Board during the vesting period. During the vesting period, our outside directors have the right to vote their restricted stock and to receive any dividends or distributions paid on their restricted stock, except that dividends or distributions are accumulated and paid on the earlier of the vesting of the underlying stock in accordance with the vesting conditions of the original award or March 15th of the year following the payment of such dividend or distribution to all stockholders.

2014 Compensation of Directors

In 2014, our outside directors who served during 2014 on the Board earned the compensation set forth in the table below:

Director	Fees Earned	Stock Awards(1)	Total
David W. Gryska(2)	$97,057	$50,000	$147,057
Jody S. Lindell	$147,500	$50,000	$197,500
Paul W. Sandman	$142,264	$50,000	$192,264
Harold E. Selick, Ph.D.	$170,000	$50,000	$220,000

(1)

Amounts in this column represent the grant date fair value of the restricted stock granted to our outside directors, as determined in accordance with FASB ASC Topic 718. As of December 31, 2014, Messrs. Selick and Sandman and Ms. Lindell each had 5,371 unvested restricted stock awards and Mr. Gryska had 11,352 unvested restricted stock awards.

(2)	Mr. Gryska joined the Board in March 2014.

Shares subject to options held by our outside directors as of December 31, 2014, are set forth in the table below:

	Shares Subject to Options Held as of December 31, 2014
Director	Vested	Unvested	Total
Paul W. Sandman	42,500	—	42,500

Stock Ownership Guidelines

The Board has determined that ownership of our common stock by our officers and directors promotes a focus on long-term growth and aligns the interests of our officers and directors with those of our stockholders. As a result, the Board adopted stock ownership guidelines stating that our outside directors, our chief executive officer and our other five most-highly-compensated officers (based on annual base salary), should maintain certain minimum ownership levels of our common stock.

In 2014, our stock ownership guidelines required that each outside director should own shares of common stock with a value of at least one time the annual cash retainer we pay to the outside director not later than seven years after the date the person initially becomes an outside director. In April 2015, the Board revised this policy to require such ownership level to be met not later than five years after the date the person initially becomes an outside director. With the exception of Mr. Gryska who joined the Board in March 2014, all of our outside directors are in compliance with this requirement. We believe that Mr. Gryska will be in compliance with this requirement not later than five years after the date he became an outside director.

The Board is permitted, in its discretion, to waive the application of our stock ownership guidelines to any covered individual if it determines that, as a result of the individual's personal circumstances, application of the ownership guidelines would result in a hardship.

EXECUTIVE OFFICERS

Certain information with respect to our current executive officers is set forth below. Under the Bylaws, each executive officer is appointed annually by the Board, and each holds office until such officer resigns, is removed, is otherwise disqualified to serve or such officer's successor is elected and qualified. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
John P. McLaughlin	63	President and Chief Executive Officer
Christopher Stone	50	Vice President, General Counsel and Secretary
Peter Garcia	53	Vice President and Chief Financial Officer
Danny Hart	39	Vice President, Business Development
David Montez	41	Controller and Chief Accounting Officer

John P. McLaughlin, please see discussion under "Proposal 1: Election of Directors – Members of the Board of Directors" for information about Mr. McLaughlin.

Christopher Stone joined the Company in February 2009 as our Vice President, General Counsel and Secretary. He brings more than 25 years of legal experience to the role. Before joining PDL, Mr. Stone served as Vice President of Legal Affairs and Corporate Secretary at LS9, an advanced biofuels development company, where his work included a focus on intellectual property protection and licensing. Prior to that time, he was Vice President of Intellectual Assets USA at Danisco A/S, a global producer of food ingredients, enzymes and bio-based solutions. From 1994 to 2005, Mr. Stone was with Genencor International, a biotechnology company that was acquired by Danisco in 2005, most recently as Vice President of Intellectual Property and General Patent Counsel. At Genencor, he handled all intellectual property matters, including developing and implementing an overall strategy for its domestic and international patent estate of approximately 3,700 patents and patent applications, and managed multiple litigation and interference proceedings and numerous European patent oppositions. Mr. Stone received a J.D. from the National Law Center at George Washington University and a B.S. in Biochemistry from the University of Massachusetts. He is an active member of the District of Columbia Bar, Nevada Bar (company counsel) and California Bar, and was admitted to practice before the United States Patent & Trademark Office in 1992.

Peter Garcia joined the Company in May 2013 as our Vice President and Chief Financial Officer. He also served as our Acting Chief Accounting Officer from May 2013 until July 2013. Before joining PDL, Mr. Garcia served as chief financial officer of BioTime, Inc., which he joined in 2011. Between the years of 1996 and 2011, Mr. Garcia was chief financial officer of six biotech and high-tech companies, including Marina Biotech, Nanosys, Nuvelo, Novacept, IntraBiotics Pharmaceuticals and Dendreon Corporation. While at these companies, he raised over $550 million, led multiple merger and acquisition transactions, and managed multiple functions including finance, accounting, treasury, investor relations, corporate communications, IT and facilities. From 1990 to 1996, he was a finance executive with Amgen. Mr. Garcia holds a B.A. in economics and sociology with honors from Stanford University and an MBA with an emphasis in finance and accounting from UCLA.

Danny Hart, our Vice President, Business Development, joined the Company in January 2010 as the Company's Corporate Counsel. Since joining the Company, Mr. Hart was promoted to Associate Corporate Counsel and Assistant Secretary in April 2011, to Deputy General Counsel and Assistant Secretary in January 2012 and then to his current position of Vice President, Business Development in September 2014. From 2006 until he joined the Company, Mr. Hart worked as an associate with Hogan & Hartson LLP (now Hogan Lovells US LLP), a leading international law firm, where his practice focused on securities, corporate governance and mergers and acquisitions. Before joining Hogan & Hartson, Mr. Hart began his legal career at Skadden, Arps, Slate, Meagher & Flom LLP, a leading international law firm, where he focused on corporate restructurings. Mr. Hart received a J.D. from Vanderbilt University Law School and a B.A. from the University of Washington in Seattle.

David Montez joined the Company in July 2013 as our Controller and Chief Accounting Officer. He brings more than a decade of accounting experience to the role. Before joining PDL, Mr. Montez served as the Director of Finance and Corporate Controller at GlassPoint Solar, Inc., the leader in solar enhanced oil recovery, where he managed multiple functions including global finance, accounting, IT and human resources. From 2005 to 2011, Mr. Montez was an Audit Senior Manager with Moss Adams. Mr. Montez has also served as Revenue Controller for Harmonic Inc. and began his accounting career at PricewaterhouseCoopers, LLP. Mr. Montez received a B.A. from the University of Utah and is a certified public accountant.

COMPENSATION DISCUSSION & ANALYSIS

Overview

This Compensation Discussion & Analysis describes our compensation program as it relates to our named executive officers set forth below in “Executive Officer Compensation—Summary Compensation Table.” In this Compensation Discussion & Analysis, we first present an executive summary of our compensation program for our named executive officers. Next, we discuss the philosophy and objectives of our executive compensation program in greater detail, and we review the process the Compensation Committee follows in deciding how to compensate our named executive officers. We then present a brief overview of the specific elements of our compensation program, and we present a detailed discussion and analysis of the Compensation Committee's specific decisions about the compensation of our named executive officers for fiscal year 2014.

This Compensation Discussion & Analysis contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.

Executive Summary

Fiscal 2014 Performance

In 2014, we reported total revenue of $581.2 million, a 27% increase over 2013 total revenue and an approximate 53% increase over the Company's total revenue in 2012. We are a unique public company consisting of ten employees and maintain the highest revenue-per-employee in our industry with limited expenses related to operating as a public company, business development and protecting our intellectual property. We are entirely focused on increasing the return to our stockholders over the life of our current assets, acquiring income generating assets and completing financial transactions that extend our ability to pay dividends beyond the expiration of the Queen et al. patents.

Income Generating Asset Acquisitions

The Company actively manages a portfolio of income generating assets while evaluating new transactions. During 2014, the Company completed four new income generating asset acquisition transactions and funded additional loans under two existing investments, utilizing over $300 million of the Company's available cash and cash equivalents, and bringing the Company's three-year transaction total to approximately $780 million. In the fall of 2014, the Company also successfully concluded investments in AxoGen, Inc. and Durata Therapeutics, Inc., receiving payments of $30.3 million and $42.7 million, respectively.

The Company's intent is to focus on and build returns in later years after expiration of the Queen et al. patents. In 2014, the Company generated approximately $93.8 million in revenue that was attributable to the income generating asset acquisitions compared to $24.5 million in 2013, which reflects a year-over-year growth of over 283%, and growth of approximately 1366% since 2012, from the Company's non-Queen et al. revenue.

Dividends and Total Stockholder Return

In 2014, the Company continued to pay its quarterly dividend of $0.15 per share, totaling $0.60 per share for the year and providing a dividend yield of approximately 7.8% at December 31, 2014.

The Company’s total stockholder return (TSR), as calculated by Institutional Shareholder Services (ISS), was (1.8)% in 2014, 16.3% over three years and 13.2% over five years. Relative to the list of companies the Compensation Committee selected as comparator companies for the purpose of evaluating the compensation of our named executive officers, the Company’s one-year, three-year and five-year TSRs were better than 12.5%, 31.25% and 18.75%, respectively, of the TSRs of the comparator companies (that remain in existence). When the Company’s TSR is compared to the "peer companies" selected by ISS (that remain in existence), our TSRs were better than the TSRs of 17.3% of the “peer companies” in 2014, 21.7% over three years and 28.5% over five years.

The Company believes that several factors may explain the Company’s lower TSR numbers from prior years in comparison to its comparator companies and ISS-selected peers. While the biotechnology sector significantly outperformed with respect to equity returns in 2014, the Company was negatively impacted by two announcements, each of which resulted in significant drops in our stock price. In September of 2014, the Company’s former independent auditor resigned. Despite there being no disagreements on accounting or other matters between the Company and its former auditor, the Company’s stock price dropped significantly immediately following announcement of the resignation. Following this, in November 2014, Salix Pharmaceuticals, Ltd. announced inventory over-stocking issues with respect to several of its products, including Glumetza®, a product from which the Company receives royalty payments through its transaction with Depomed, Inc. While the Company had received greater than expected returns of $113 million from October, 2013 through the year end compared to its internal forecast of $75.5 million on its investment in Depomed, Inc., the Company’s stock price dropped again on the day following the announcement of the over-stocking issue. The Company believes that these factors may explain the underperformance of its stock price and contributed to lower TSR numbers than in years past.

Fiscal 2014 Executive Compensation

The Compensation Committee is focused on tying cash compensation to Company performance and putting cash compensation "at risk." "At-risk" cash payments to our chief executive officer increased to 66.5% in 2014 from 17.0% in 2010 (2011 is absent as a long-term incentive plan did not vest and therefore is not included), as illustrated in the chart below:

For fiscal year 2014, the Compensation Committee reviewed the base salary of each of our named executive officers and the performance of the Company as well as an analysis and summary of competitive market practice prepared by Board Advisory, LLC (Board Advisory), the Compensation Committee's independent compensation consultant. Based on this review, the Compensation Committee decided to raise our named executive officers' salaries (other than the chief executive officer) so that their base salaries are near or at the 50th percentile of the Compensation Committee's comparator companies and to give a cost-of-living adjustment to the chief executive officer.

With respect to the annual cash bonus, the Compensation Committee established the 2014 Annual Bonus Plan for fiscal year 2014. This annual cash bonus is intended to incentivize and reward our named executive officers for accomplishing corporate (75% weighting) and individual (25% weighting) goals, except for our chief executive officer whose bonus is determined solely on the performance of the Company against its corporate goals. The annual cash bonus is compensation that is entirely at risk in the case of underperformance, and while target bonus amounts are set by the Compensation Committee in consultation with its independent compensation consultant, the Compensation Committee determines the ultimate amount of the annual cash bonus, which can range between zero and a maximum bonus level, not to exceed 200% of the annual target bonus, based on accomplishment of corporate and individual goals.

In December 2014, the Compensation Committee evaluated the Company's performance against the 2014 corporate performance goals (as well as the performance of each of our named executive officers, other than our chief executive officer, against their individual goals). The Compensation Committee determined that 133% of the 2014 corporate goals established under the 2014 Annual Bonus Plan were achieved, as more fully discussed below under the heading “2014 Performance Evaluations and Bonus Amounts.”

The amount of base salary and cash bonus earned by each named executive officer for fiscal year 2014 is set forth in “Executive Officer Compensation—Summary Compensation Table” on page 55.

In April 2014, the Compensation Committee established the 2014/18 Long-Term Incentive Plan, or the 2014/18 LTIP, with an effective date of January 1, 2014, for our named executive officers. In establishing the 2014/18 LTIP, the Compensation Committee relied on analysis performed by Board Advisory with respect to similar plans established by comparable revenue generating companies. The 2014/18 LTIP is comprised of two components: (i) the right to receive a cash payment and (ii) a number of unvested restricted shares of our common stock with a specific grant value. The purpose of the 2014/18 LTIP is to enhance stockholder return over the long term, through promotion of long-term corporate goals and retention of the Company's management team. The 2014/18 LTIP is constructed so that 50% of such cash payments and restricted shares vest in December 2015, and the remaining 50% of cash payments and restricted shares vest in equal amounts in December of 2016, 2017 and 2018. The Compensation Committee recognizes that the attainment of long-term goals typically takes more than one year to accomplish and therefore our annual cash bonus plan inadequately incentivizes the plan participants to achieve those goals.

The Compensation Committee is focused on linking a significant percentage of compensation to performance and putting a majority of our named executive officers' compensation at risk.  Accordingly, the 2014/18 LTIP states that all of the compensation that could be earned under the plan is at risk and tied to the achievement of performance criteria, similar to the 2013/14 Long-Term Incentive Plan, or 2013/14 LTIP.

In December 2014, the 2013/14 LTIP vested and paid awards to our named executive officers eligible for payment under the plan. The amount of the awards earned under the 2013/14 LTIP is discussed under the section "Long-Term Incentive" beginning on page 49.

Selected Compensation Governance Highlights

Our executive compensation program includes the following compensation governance features and controls, among others:

•	The Compensation Committee is comprised solely of independent directors.

•	Our named executive officers receive no supplemental executive retirement benefits or perquisites.

•	We do not gross-up tax payments for our named executive officers.

•

Our chief executive officer's annual cash bonus is 100% attributable to the achievement of corporate goals set by the Compensation Committee and ratified by the Board and is fully at risk of non-payment in the event of unsatisfactory performance, thereby putting 50% of our chief executive officer's annual cash compensation (comprised of base salary and an annual cash bonus opportunity) at risk and tied to the Company's annual performance.

•	Our long-term incentive plans have been designed to retain our valuable management, align the interest of management with our stockholders and incentivize long-term performance.

•	We maintain stock ownership guidelines for our directors and executive officers.

•

We use grants of restricted stock in connection with the Company's long-term incentive plans rather than stock options because, in the opinion of the Compensation Committee, use of actual shares, which receive dividends, rather than options, which do not receive dividends, incentivizes our named executive officers and our employees to be more careful with risk and directly aligns their interests with the interests of our stockholders, who are overwhelmingly interested in our payment of dividends.

•

We strictly prohibit our executive officers from "short sales," hedging and other monetization transactions (such as zero-cost collars and forward sale contracts), holding the Company’s securities in margin accounts and pledging the Company’s securities as collateral for loans.

•

We have adopted a clawback policy to prevent executive officers involved in certain wrongful conduct from unjustly benefiting from such conduct, and to remove the financial incentives to engage in such conduct.

Compensation decisions and other details are discussed in greater detail in the remainder of this Compensation Discussion & Analysis.

Executive Compensation Program Philosophy and Objectives

The Company has a unique business model in the healthcare industry because we conduct no clinical research, development or commercialization activities, but rather earn substantially all our revenues from royalties and other income generating assets. In order to efficiently conduct our operations, we rely on a small staff of ten people, with our principal place of business being in the State of Nevada. To achieve our corporate goals, we need a highly talented and seasoned team of business professionals. We compete with many other companies in seeking to attract and retain a skilled management team and suffer from the disadvantages of being located in a remote location with limited access to top executive talent.

The Compensation Committee has structured our executive compensation program to take into account our unique business model and location. Accordingly, the Compensation Committee utilizes four types of compensation to attract and retain a talented management team: base salary, annual cash bonus, long-term incentive compensation and employee benefits.

The goals of our executive compensation established by the Compensation Committee are fourfold:

•	Structure our compensation plans to effectively motivate our executive leadership to achieve the stated goals of the Company and to perform in a manner that maximizes stockholder value.

•

Offer executive compensation programs that are competitive in the marketplace to enable us to recruit high-quality candidates for senior leadership positions and to retain these executive officers through appropriate base compensation, equity and cash awards and incentives.

•

Strike a balance of short-term and long-term incentives tied to our named executive officers' individual performance and their contribution to our annual and long-term company-wide goals and objectives.

•	Align the interests of our named executive officers and stockholders through the use of equity incentives, performance metrics and ownership requirements of the Company’s stock.

Our business mission is to enhance stockholder value by: (i) managing our intellectual property to maximize the value of our patent portfolio and related assets, (ii) acquiring new income generating assets and (iii) managing our existing portfolio of income generating assets to maximize the value thereof. Because these goals are accomplished over a varied period of time, the Compensation Committee has established a compensation program that utilizes a mix of annual and long-term incentives to assure that management and employees are focused on attainment of the Company's corporate goals, whether these goals are short- or long-term. The Compensation Committee has not employed any specific policies for allocating compensation between annual and long-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation; although it reviews with independent consultants its mix on an annual basis. To date, the Compensation Committee has determined that its current compensation structure adequately accomplishes the Company's objectives.

The Compensation Committee structures our executive compensation program in a manner that it thinks does not promote inappropriate risk taking by our executive officers, and encourages them to take a balanced approach, focused on achieving our corporate goals and enhancing stockholder return. For example, the Company does not currently award stock options; the Compensation Committee instead utilizes restricted stock awards that capture dividend payments and promote a sense of ownership among management and the Company's employees. Further, our named executive officers are subject to stock ownership guidelines, requiring them to own a defined multiple of their base salary over a period of time in order to ensure alignment with the interests of our stockholders.  A more complete discussion regarding the risk assessment process can be found at "Risk Assessment of Compensation Policies" above.

Executive Compensation Process

When making executive compensation program decisions, the Compensation Committee reviews: (i) the Company's competitive market compensation data, (ii) the Company's performance against the Company's corporate goals and objectives, (iii) the Company's performance relative to its comparator companies, (iv) individual officer qualifications and performance based on specified performance metrics, and (v) the unique circumstances of the Company. To accomplish these reviews, the Compensation Committee engaged Board Advisory, an independent compensation consultant, to provide advice on competitive market practice and recommendations for structuring our named executive officers' compensation for fiscal year 2014, and the Company engaged ISS to provide market performance and performance metric data for fiscal year 2013 for the Compensation Committee's fiscal year 2014 compensation decisions.

Comparator Companies

Due to the Company's unique business model and circumstances, the Compensation Committee has found it difficult to establish an appropriate group of peer companies against which to benchmark our named executive officers' compensation. While the Company’s historical and current business is firmly rooted in the healthcare industry, its shift in focus towards also acquiring and managing income generating assets has characteristics customarily associated with the asset management and financial services industry. To that end, the Compensation Committee directed Board Advisory, its independent compensation consultant, to analyze both the healthcare and financial services sectors within certain revenue parameters (potential comparator companies with annual revenues between $221.5 million and $1,100.0 million) to determine an appropriate list of comparator companies. The Compensation Committee also directed Board Advisory and management to analyze the Company’s traditional placement in the healthcare industry according to its Global Industry Classification Standard, or GICS code (ISS uses GICS codes as a major component in its formulation of peer groups for which companies are benchmarked against in terms of compensation and other matters). As a result of this analysis, and in consultation with Board Advisory, the Compensation Committee determined that companies from the healthcare industry within the revenue parameters set forth above were most appropriate for comparison purposes because the healthcare industry is the sector from which the Company primarily draws its management and the healthcare industry remains the focus of the Company.

The list of comparator companies is updated annually as the previous year's companies may no longer fit the most appropriate parameters for the Company. For 2014, the annual revenues parameter was expanded from the parameter used by the Compensation Committee in past years to reflect alignment with ISS methodology in determining peers. The following list of comparator companies for 2014 demonstrates the Compensation Committee's focus on selecting companies relatively similar in industry sector and size (after taking into account that the Company is unique in its business model and circumstances):

Acorda Therapeutics, Inc.	Genomic Health, Inc.	Sagent Pharmaceuticals, Inc.
Akorn, Inc.	Impax Laboratories, Inc.	Salix Pharmaceuticals, Ltd.
BioMarin Pharmaceutical Inc.	Incyte Corporation	Seattle Genetics, Inc.
Cepheid	Jazz Pharmaceuticals plc	The Medicines Company
Cubist Pharmaceuticals, Inc.	Medivation, Inc.
Emergent BioSolutions Inc.	Myriad Genetics, Inc.

Competitive Market Data

The Compensation Committee reviewed the resulting competitive market compensation data prepared by Board Advisory from the list of comparator companies. The Compensation Committee has determined that, in order to attract the executive talent necessary to lead the Company, target total direct compensation (comprised of base salary, annual bonus opportunity and long-term incentive opportunity) should be near or at the 50th percentile of the comparator companies.

Performance Data

The Compensation Committee reviewed the Company's and individual performance relative to established corporate and individual goals when making compensation decisions for fiscal year 2014.  Additionally, the Compensation Committee reviewed and considered pay-for-performance reports prepared by ISS to confirm that the Company's pay practices are reasonable relative to the Company's performance and are in line with industry and market practices and standards, as well as the peer companies specified by ISS. The ISS peer companies for 2014 compensation were:

Acorda Therapeutics, Inc.	Genomic Health, Inc.	NPS Pharmaceuticals, Inc.
Akorn, Inc.	Impax Laboratories, Inc.	Pharmacyclics, Inc.
Alkermes	Incyte Corporation	Prestige Brands Holdings, Inc.
Auxilium Pharmaceuticals, Inc.	Insys Therapeutics	Sagent Pharmaceuticals, Inc.
BioMarin Pharmaceutical Inc.	Jazz Pharmaceuticals plc	Seattle Genetics, Inc.
Cepheid	Lannett Company	The Medicines Company
Dendreon Corporation	Medivation, Inc.	Vertex Pharmaceuticals Inc.
Emergent BioSolutions Inc.	Myriad Genetics, Inc.

Qualifications and Unique Company Existence

In addition to analyzing market compensation and performance data, the Compensation Committee considers an individual's qualifications, experience and contribution to the Company when making compensation decisions, as well as the Company's unique business model, the difficulty in locating experienced and qualified executive officer candidates in the remote area surrounding the Company's headquarters and the fact that we require our named executive officers to be located proximate to the Company's headquarters in Nevada.

No Delegation of Compensation Decisions

The Compensation Committee has not delegated any of its exclusive power to determine matters of executive compensation and benefits. Our chief executive officer assists the Compensation Committee by presenting proposals and recommendations to the Compensation Committee, information on the Company and individual performance of our named executive officers and management's perspective and recommendations on compensation matters (our chief executive officer recuses himself from that portion of the Compensation Committee meetings involving deliberation and decision-making of his own compensation). The Compensation Committee reports to the Board on the major items covered at each Compensation Committee meeting.

Compensation Program Elements

The annual compensation payable to our named executive officers is composed of four elements which are designed together to motivate our named executive officers to meet our strategic goals. These four elements are: (i) base salary, (ii) annual cash bonus, (iii) long-term incentive compensation and (iv) employee benefits.

In addition, we provide other limited perquisites, benefits and severance, but such perquisites and benefits, other than a housing allowance provided to a limited number of employees, are generally available to all of our employees on the same terms as to our named executive officers.

Each element, and why we pay it, is discussed below.

Base Salary

Base salary is the fundamental, fixed element of our named executive officers' compensation and the foundation for each named executive officer's total compensation.

In order to attract the executive talent necessary to lead the Company, the Compensation Committee thinks that base salary should be near or at the 50th percentile of similar-sized companies within the biotechnology industry and should be based on an individual's qualifications, experience and contribution to the Company. When setting base salaries for our named executive officers, the Compensation Committee considers the Company's unique business model, the named executive officers' prior performance, individual contributions, responsibilities, experience and position, the difficulty in locating experienced and qualified executive officer candidates in the remote area surrounding the Company's headquarters and the fact that we require our named executive officers to be located proximate to the Company's headquarters in Nevada.

Base salaries are reviewed annually and may be adjusted by the Compensation Committee taking into account the individual performance of the named executive officer as well as that of the Company as a whole.

For fiscal year 2014, the Compensation Committee reviewed the base salary and performance of each of our named executive officers, the performance of the Company and Board Advisory’s analysis and summary of the market practice of the comparator companies. The Compensation Committee determined that the base salaries of our named executive officers other than Mr. McLaughlin were lower than the 50th percentile of its comparator companies and according to the 2013 Radford Biotechnology Survey. Based on this review, and a qualitative review of the overall performance of each named executive officer and the unique role of each named executive officer within the Company, the Compensation Committee determined to raise the base salaries of our named executive officers. The base salary for Mr. McLaughlin was increased by an equivalent cost-of-living adjustment, and the base salaries for Messrs. Stone, Garcia and Montez were increased to near or at the 50th percentile. The base salary of Mr. Hart was increased in January 2014 in alignment with comparator data and then again in September 2014 to reflect his promotion from Deputy General Counsel to Vice President, Business Development, the increase of which is also based on comparator data.

The fiscal year 2014 base salaries for our named executive officers are set forth in the table below:

Name	Title	2014 Base Salary	% Increase from 2013 Base Salary
John P. McLaughlin	President and Chief Executive Officer	$716,108	3.0%
Christopher Stone	Vice President, General Counsel and Secretary	$415,760	3.5%
Peter Garcia	Vice President and Chief Financial Officer	$405,600	4.0%
Danny Hart(1)	Vice President, Business Development	$360,000	17.6%
David Montez	Controller and Chief Accounting Officer	$249,600	4.0%

(1) Mr. Hart's base salary was increased to $318,240 in January 2014 and to $360,000 in September 2014.

Annual Cash Bonus

The second component of our named executive officers' total compensation is the annual cash bonus. The annual cash bonus is intended to encourage high levels of individual and Company performance by rewarding our named executive officers for their individual contributions and our overall performance during the year.

As discussed above, in order to attract the executive talent necessary to lead the Company, the Compensation Committee thinks that total compensation should be near or at the 50th percentile of other similar-sized companies within the biotechnology industry and should be based on an individual's qualifications and experience. Furthermore, the Compensation Committee thinks that a significant portion of a named executive officer's compensation should be based on Company and individual performance. As a result, we provide our named executive officers with an annual cash bonus opportunity that can be earned based on achievement of certain predetermined corporate and, in the case of our named executive officers other than our chief executive officer, individual performance goals.

As with base salary, when determining annual bonus opportunities, the Compensation Committee considers the Company's unique business model, the named executive officers' prior performance, individual contributions, responsibilities, experience and position, the difficulty in locating experienced and qualified executive officer candidates in the remote area surrounding the Company's headquarters and the fact that we require our named executive officers to be located proximate to the Company's headquarters in Nevada.

Fiscal Year 2014 Bonus Evaluation

For fiscal year 2014, the Compensation Committee established the 2014 Annual Bonus Plan. The 2014 Annual Bonus Plan is composed entirely of cash and is compensation entirely at risk, depending on performance. In the event of underperformance, the Compensation Committee may elect to award no bonus. In the event of performance that exceeds the Compensation Committee's performance expectations, the bonus amount is capped at a maximum of 200% of the target amount, unless the Compensation Committee determines in its discretion to award amounts outside of and in addition to the 2014 Annual Bonus Plan.

As part of the 2014 Annual Bonus Plan, the Board reviewed and approved the Company's corporate goals for 2014, and the Compensation Committee reviewed and approved individual goals for our named executive officers as well as the weighting of corporate and individual goals in determining their bonuses for fiscal year 2014.

In determining the appropriate ratio of corporate goals and individual goals for measuring overall performance, the Compensation Committee has determined that our chief executive officer's performance should be measured solely on the basis of the Company's overall performance with respect to corporate goals. With respect to the other named executive officers, the Compensation Committee has determined that the ratio should be heavily skewed toward the attainment of the corporate goals, but also recognized that, in a company with a small staff such as the Company, some weight should be accorded to the attainment of individual goals because the individual goals contribute toward attainment of the corporate goals.

In connection with the annual cash bonus, the Compensation Committee reviewed the target bonus (as a percentage of base salary) of each named executive officer and Board Advisory’s analysis and summary of the market practice of the comparator companies. The Compensation Committee determined that the target bonus percentages of Messrs. McLaughlin, Stone, Garcia, Montez and Hart were near or at the 50th percentile of its comparator companies and according to the 2013 Radford Biotechnology Survey.

The target and maximum bonus (as a percentage of base salary) and the ratio of corporate to individual goals for each named executive officer are set forth in the table below:

Name	Title	2013 Target Bonus	2014 Target Bonus	2014 Maximum Bonus	Ratio of 2014 Corporate Goals/ 2014 Individual Goals
John P. McLaughlin	President and Chief Executive Officer	100%	100%	200%	100%/0%
Christopher Stone	Vice President, General Counsel and Secretary	50%	50%	100%	75%/25%
Peter Garcia	Vice President and Chief Financial Officer	50%	50%	100%	75%/25%
Danny Hart(1)	Vice President, Business Development	40%	50%	100%	75%/25%
David Montez	Controller and Chief Accounting Officer	30%	30%	60%	75%/25%

(1)

The 2014 target and maximum bonus percentages for Mr. Hart were increased in September 2014 from 40% and 80%, respectively, to 50% and 100%, respectively, in connection with his change in title to Vice President, Business Development.

Corporate Goals

Our corporate goals for 2014 and the relative weight ascribed to them are set forth in the table below:

2014 Corporate Goal	Weight
Implement Corporate Strategy & Business Development	60%
Financing	25%
Mergers	15%
Total	100%

The Compensation Committee monitored the achievement of the 2014 corporate goals throughout the year.

Individual Goals

Christopher Stone

Goals for 2014 for Christopher Stone, our Vice President, General Counsel and Secretary, included: (i) settlement of Genentech/Roche litigation and arbitration dispute, (ii) perform intellectual property and legal diligence on income generating assets, (iii) assist in structuring of income generating asset transactions, (iv) manage any technology/intellectual property or contract disputes with regard to purchased royalties or otherwise related to income generating assets, (v) effectively manage new litigation and disputes and (vi) continue to manage and develop the legal department with regard to efficiency and risk management processes and ensuring appropriate staffing and skills given the changing nature of the Company. A specific value was not attached to each goal.

Peter Garcia

Goals for 2014 for Peter Garcia, our Vice President and Chief Financial Officer, included: (i) further develop cogent multi-year financial planning and analysis tools, (ii) induce conversion of at least a minimum amount of the Company’s 2.875% convertible notes on acceptable terms, (iii) raise at least a specified amount in a convertible note offering with acceptable coupon rate and dividend protection, (iv) ensure accuracy and completeness of financial reporting, (v) continue to meet Securities and Exchange Commission filing requirements, with reliable and timely filings and no restatements, (vi) maintain and manage the Company’s investments and ensure compliance with debt and other potential financing requirements, (vii) maintain an active consultative relationship with auditors, tax preparers and other third-party service providers to ensure timely responses and proper risk mitigation, (viii) effectively manage and coordinate financial and Sarbanes-Oxley audits and quarterly reviews with external auditors, (ix) develop an enterprise risk management program and present it to the Audit Committee, (x) manage federal and state tax returns and audits, (xi) work with internal counsel and outside tax advisors to investigate corporate structures to reduce the Company’s federal tax burden, (xii) develop a foreign exchange hedge strategy for remaining Queen et al. royalties and other potential ex-United States revenue, (xiii) assist in evaluation and analysis of revenue generating assets and (xiv) work with the Board and senior management to develop an acquisition plan that includes compatible acquisition targets and revenue models. A specific value was not attached to each goal.

Danny Hart

Goals for 2014 for Danny Hart, our Vice President, Business Development, whose goals were set when he was Deputy General Counsel and Assistant Secretary, included: (i) continue to effectively manage the royalty acquisition agreement process, including drafting and negotiation of terms, (ii) assist our chief financial officer in the process to induce conversion of at least a specified amount of the Company’s 2.875% convertible notes on acceptable terms, (iii) assist our chief financial officer in the process to raise at least a specified amount in a convertible note offering with acceptable coupon rate and dividend protection, (iv) support the Compensation and Nominating and Corporate Governance Committees in meeting new and existing regulatory and governance standards applicable to their decisions, (v) assume primary responsibility for directing and managing preparation of the 2014 proxy statement and annual meeting matters, (vi) provide legal support for ’34 Act reporting obligations, (vii) effectively manage the legal component of debt-related issues and transactions, (viii) participate and provide support in assessing and developing asset acquisition activities with the Company's business development consultants and/or employees, (ix) attend seminar/conference to sharpen skills in corporate governance and/or royalty transaction subject matters, (x) take the lead in assembling the appropriate external assistance and coordinating internal information gathering and decision-making regarding the Investment Company Act of 1940 and (xi) work with outside counsel and chief financial officer on various merger candidates. A specific value was not attached to each goal.

David Montez

Goals for 2014 for David Montez, our Controller and Chief Accounting Officer, included: (i) ensure Securities and Exchange Commission filing requirements are met to maintain active NASDAQ listing, (ii) build out the compliance role to better maintain and manage the Company’s investments and ensure compliance with the Company’s debt and other potential financing requirements, (iii) successfully evaluate, research and document proper accounting treatment for new income generating assets and ensure their proper integration into the Company’s accounting records, (iv) maintain an active consultative relationship with auditors, tax preparers and other third party service providers to ensure timely responses and proper risk mitigation, (v) effectively manage and coordinate financial and Sarbanes-Oxley audits and quarterly reviews with external auditors, (vi) manage federal and state tax returns and audits and work to resolve audits to successful outcome, (vii) assist in analysis of revenue generating assets and aid in the creation of a standard evaluation template for potential deals, (viii) assist in monitoring performance of income generating assets, (ix) continue to manage payroll processing and 401(k) reporting and compliance and (x) attend seminars and conferences to sharpen skills and maintain CPA designation. A specific value was not attached to each goal.

2014 Performance Evaluations and Bonus Amounts

The 2014 Annual Bonus Plan requires that our chief executive officer conduct the performance reviews of our other named executive officers that are then reviewed by the Compensation Committee. Following these assessments, the Compensation Committee determines the attainment percent of the goals for our other named executive officers. The Compensation Committee is responsible for evaluating our chief executive officer's performance.

In December 2014, the Compensation Committee evaluated the Company's performance against the 2014 corporate goals. The Compensation Committee determined that 133% of the 2014 corporate goals established for the 2014 Annual Bonus Plan were achieved. The Compensation Committee based their decision on the following factors:

•

“Implement Corporate Strategy & Business Development” – the Company entered into agreements for $281.1 million in new transaction commitments during 2014 and funded an additional $30.0 million in new loans under existing transactions. The corporate goal was $200 million for 2014. The Company also concluded existing investments in AxoGen, Inc. and Durata Therapeutics, Inc., receiving payments of $30.3 million and $42.7 million, respectively. In light of such transactions, the Committee concluded that the Company had significantly outperformed expectations and awarded a score of 93% versus the target level of 60%.

•

“Financing” – the Company raised $300 million through the issuance of its Convertible Senior Notes due 2018 in 2014. In addition, the Company successfully converted $157.7 of its existing outstanding convertible notes on terms favorable to the Company. The corporate goal was to raise $250 million from the issuance of new convertible notes and to convert $75 million of its existing convertible notes for 2014. The Committee concluded that the Company had outperformed expectations and awarded a score of 35% versus the target level of 25%.

•

“Mergers” – the Company identified and completed substantial diligence and actively undertook effort to enter into a favorable merger transaction in 2014. While the Company was not able to consummate a merger transaction on favorable financial terms, the Committee reviewed the efforts and activities and awarded a score of 5% versus the target level of 15%.

The Compensation Committee then reviewed the individual 2014 performance of each of the Company's named executive officers and, specifically, their level of achievement of the individual goals established for them at the beginning of 2014, their management and leadership, their professional contributions and their technical and organizational contributions. Based on its review, the Compensation Committee determined that:

•	Mr. McLaughlin, whose 2014 Annual Bonus Plan was based solely upon the achievement of corporate goals, would receive 133% of the target amount;

•

Mr. Stone achieved all of his individual goals in 2014 and that, combined with his continued superior performance and contribution in 2014, resulted in Mr. Stone achieving his individual goals for the 2014 Annual Bonus Plan at 150%;

•

Mr. Garcia achieved all of his individual goals in 2014 and that, combined with his continued strong performance and contribution in 2014, resulted in Mr. Garcia achieving his individual goals for the 2014 Annual Bonus Plan at 125%;

•

Despite Mr. Hart’s change in title, Mr. Hart was evaluated based on his individual goals as Deputy General Counsel because he acted in that role for most of the year. Mr. Hart achieved all of his individual goals in 2014 and that, combined with his continued superior performance and contribution to the Company in 2014, resulted in Mr. Hart achieving his individual goals for the 2014 Annual Bonus Plan at 160%; and

•

Mr. Montez achieved most of his individual goals in 2014 and that, combined with his continued performance and contribution to the Company in 2014, resulted in Mr. Montez achieving his individual goals for the 2014 Annual Bonus Plan at 75%.

Following this review, the Compensation Committee approved bonus payments to each of our named executive officers based on the above determinations:

Name	Title	2014 Annual Bonus Plan Bonus
John P. McLaughlin	President and Chief Executive Officer	$952,424
Christopher Stone	Vice President, General Counsel and Secretary	$285,315
Peter Garcia	Vice President and Chief Financial Officer	$265,668
Danny Hart	Vice President, Business Development	$251,550
David Montez	Controller and Chief Accounting Officer	$88,733

Long-Term Incentive

The third component of the Company's compensation strategy is the long-term incentive plans. In 2014, the Compensation Committee determined that it would be in the best interest of the Company and its stockholders to modify the structure of the long-term incentive plans going forward by increasing the performance period from two years to five years to more appropriately align the performance period with the long-term growth of the Company. Under the 2013/14 LTIP, the long-term incentives vested at the end of the year following the year in which it was adopted. Under the 2014/18 LTIP, 50% of the long-term incentives will vest in December of the year following the year in which it was adopted, with the remaining 50% vesting in equal percentages of 16.667% in December of the second, third and fourth years following the year in which it was adopted.

Staggered Plans Promote Retention

The purpose of our long-term incentive plans is to enhance stockholder return over the long-term, through promotion of long-term corporate goals and retention of the Company's management team. The Compensation Committee recognizes that continuity of a management team is critical to corporate success in most instances and, therefore, it is in the Company's best interest to retain certain key members of the Company. The Compensation Committee has determined that the use of staggered plans increases the effectiveness of the retention component of the long-term incentive plans. Rather than implement a single plan that vests at the end of three or more years, the Compensation Committee staggers multiple long-term incentive plans that vest in portions according to the respective plans. The result is that when a portion of one long-term incentive plan vests, our named executive officers remain at different points in vesting under the other, staggered plans.

In January 2013, the Compensation Committee adopted the 2013/14 LTIP that vested in December 2014, and paid to eligible named executive officers soon thereafter. Effective January 1, 2014, the Compensation Committee adopted the 2014/18 LTIP, which has a performance period that overlaps with the performance period of the 2013/14 LTIP.

Performance Goals

Beginning with the 2013/14 LTIP, all payments under the Company's long-term incentive plans are performance based and at risk of non-payment in the event of underperformance. Performance goals are selected by the Compensation Committee as objective goals most likely to increase stockholder return during the life of the plan. The 2013/14 LTIP has two-year performance goals that relate to the acquisition of income generating assets and the sale of the Company. Under the 2014/18 LTIP, the performance goals are split between an initial performance goal for the two-year period prior to the first vesting date and subsequent performance goals for the subsequent vesting dates.

The initial performance goal for the 2014/18 LTIP for the portion that vests in December 2015 relates to the acquisition of a minimum amount of income generating assets. The subsequent performance goals for the portions that vest thereafter each relate to the amount of cash flows generated in such vesting periods by the income generating assets acquired during the initial two-year vesting period. By structuring the plan as such, the Compensation Committee’s intent is to align the performance goals under the 2014/18 LTIP with the goals of the Company to maximize value for its stockholders over the five-year performance period of the plan.

Plan Components

Under the long-term incentive plans, each executive officer is eligible for awards consisting of (i) restricted stock and (ii) a cash payment. The Compensation Committee fashioned the long-term incentive plans to consist of a mix of 70% cash and 30% restricted stock. In determining the appropriate mix of cash and non-cash for the 2013/14 LTIP, the Compensation Committee determined that it was important to include a significant cash component because: (i) the cash component could easily be subjected to adjustments that would incentivize the accomplishment of certain, valuable long-term goals and (ii) in the event of a transaction that resulted in a change in control and the loss of employment for some or all of our named executive officers, the cash component would provide more certain financial support in the likely event that the officers are terminated following such a transaction. For the 2014/18 LTIP, the Compensation Committee did not permit adjustments for the cash component. The equity component seeks to align management's interest with the interests of our stockholders by ensuring that: (i) only transactions on terms attractive to equity holders are implemented and (ii) management is incentivized to continue the Company's robust dividend payments. The equity component is not subject to adjustment in either the 2013/14 or 2014/18 LTIPs.

Equity

Subject to the acceleration provisions set forth in the severance agreements of our named executive officers and the long-term incentive plans described below, each restricted stock award vests at the times specified in each plan provided that the named executive officer remains employed by the Company through such date. Under the 2013/14 and 2014/18 LTIPs, in addition to remaining employed by the Company through the applicable vesting dates, the Company must meet minimum performance goals described above for the restricted stock and cash awards to vest.

Dividend payments and other distributions made on the restricted stock during the vesting periods of the restricted stock will accrue through the vesting periods and will be paid, plus interest, to the named executive officer upon vesting of the restricted stock award. If the minimum performance goals for the long-term incentive plan’s restricted stock awards are not met, the accrued dividend payments and other distributions will be forfeited. In the event of a change in control, the long-term incentive plans direct that vesting of the restricted stock award, including any accrued but unpaid dividends or other distributions, plus interest, and the target cash payment, including any adjustments (as discussed below) earned on the target cash payment, will accelerate and be paid in connection with the change in control.

Cash

Payment of the cash payment under the long-term incentive plans will be made on or as soon as practicable after the applicable vesting dates, provided that the named executive officer remains employed by the Company through such vesting date. The Compensation Committee fashioned the 2013/14 and 2014/18 LTIPs so that payments under the plans will not occur unless the Company meets minimum performance goals described above.

2013/14 LTIP Adjustments and Payments

With the 2013/14 LTIP, the Compensation Committee adopted performance goals that allow for incremental payment increases expressed as a percentage of the target cash payment when target goals are exceeded (the adjustment).   All payments under such plan are performance based and at risk of non-payment in the event of underperformance. The amount of the adjustment and the achievement of each performance goal are determined by the Compensation Committee, in its sole discretion, provided that the aggregate maximum cash payment that any named executive officer may receive under the 2013/14 LTIP may not exceed three times his target cash payment. The adjustment for each performance goal under the 2013/14 LTIP is set forth in the table below:

Performance Goal	Adjustment
Sale or Merger of the Company (premium to current share price equal to or greater than 25%)	25% - 50%

Acquisition of revenue generating assets with either (a) an aggregate value equal to or greater than $125 million or (b) a rate of return that extends the Company’s ability to continue to pay similar dividends

For increments above $150 million: 30% - 200%
If neither of the above are available, plan to wind down the Company	Discretion of Committee

The Compensation Committee determined the above adjustment percentages by assessing the value delivered to the Company's stockholders as well as the difficulty of attaining each of the specified performance goals. For example, the Compensation Committee has determined that royalty rights acquisitions and financings would take considerable time and effort from the Company and would at the same time deliver a significant value to our stockholders. The goals related to a sale of the Company or winding down the Company would also be difficult to achieve. However, achieving the goal of royalty rights acquisitions and financings has the potential to deliver more value to our stockholders if achieved at a high success rate; therefore, its adjustment percentage range is ultimately higher than the adjustment percentage for the sale or merger of the Company or plan to wind down the Company.

In December 2014, the Compensation Committee reviewed the Company's performance against the 2013/14 LTIP performance goals and determined that, while the Company's attainment of the specified performance goals exceeded three times the target performance established for the Company's 2013/14 LTIP, the Compensation Committee would limit the adjustment under the 2013/14 LTIP to the established cap of three times. The Compensation Committee arrived at 300% by determining that the Company had achieved the acquisition of revenue generating assets with an aggregate value equal to or greater than $125 million adjustment with the Company having achieved over $675 million of transactions during the performance period. The Board subsequently ratified the Compensation Committee's adjustment and, upon vesting, our named executive officers received the awards set forth in the table below:

Name	Title	Target Cash	Incremental Cash Adjustment	Value of Restricted Stock Award	Number of Shares Underlying Restricted Stock Award(1)
John P. McLaughlin	President and Chief Executive Officer	$469,000	$938,000	$201,000	29,911
Christopher Stone	Vice President, General Counsel and Secretary	$258,000	$516,000	$110,600	16,458
Peter Garcia	Vice President and Chief Financial Officer	$245,000	$490,000	$105,000	12,575
Danny Hart(2)	Vice President, Business Development	$175,000	$350,000	$75,000	9,846
David Montez	Controller and Chief Accounting Officer	$70,400	$140,800	$30,200	3,670

(1)

For Messrs. McLaughlin and Stone, and for the initial grant of $30,200 in restricted stock to Mr. Hart, a price of $6.72 per share was used to determine the number of shares granted, which reflected the closing price of the Company’s shares on January 24, 2013, as per the terms of the 2013/14 LTIP applicable to officers employed as of the beginning of the year. For the subsequent grant of $44,800 in restricted stock to Mr. Hart, a price of $8.37 per share was used, reflecting the closing price of the Company’s shares on May 21, 2013, as per the terms of his promotion. For Mr. Garcia, a price of $8.35 per share was used to determine the number of shares granted, which reflected the closing price of the Company’s shares on May 23, 2013, as per the terms of his employment offer. For Mr. Montez, a price of $8.23 per share was used to determine the number of shares granted, which reflected the closing price of the Company’s shares on August 5, 2013, as per the terms of his employment offer.

(2)

To reflect Mr. Hart's increased contribution to the Company in the Company's income generating asset acquisition strategy, on May 20, 2013, the Company granted a catch-up restricted stock award of $44,800 under the 2013/14 LTIP, which was in addition to the restricted stock award of $30,200 that was granted in January, 2013. The related increased amount of Mr. Hart's target cash under the 2013/14 LTIP is also included.

Employee Benefits

We provide our employees, including our named executive officers, with customary benefits, including medical, dental, vision and life insurance coverage, short-term and long-term disability coverage and the ability to participate in our 401(k) plan, which provides for a Company matching contribution up to certain limits. The costs of our insurance coverage benefits are largely borne by us; however, employees pay portions of the premiums for some of these benefits. We think that these benefits are of the type customarily offered to employees by our peer group and in our industry.

This element of compensation is intended to provide assurance of financial support in the event of illness or injury and encourage retirement savings through a 401(k) plan.

All Other Compensation

We generally do not offer perquisites to our named executive officers. However, due to the Company's unique business model, the difficulty in locating experienced and qualified executive officer candidates in the remote area surrounding the Company's headquarters and the fact that we require our named executive officers to be located proximate to the Company's headquarters in Nevada, the Compensation Committee decided to provide housing assistance to Mr. Garcia ($4,000 per month), Mr. Hart ($2,500 per month) and Mr. Montez ($1,500 per month) for 2014.

Severance Benefits

In May 2011, the Board authorized the Company to enter into severance agreements with each of its named executive officers that provide for certain compensation, benefits and accelerated vesting rights if the named executive officer's employment is terminated without "cause" or he or she resigns for "good reason," as those terms are defined in the applicable severance agreement.

Specifically, each severance agreement provides that, upon termination of the named executive officer's employment without cause or his or her resignation for good reason, the named executive officer will be entitled to receive, subject to the execution of a general release of all claims against the Company, the following severance payment and benefits: (i) a percentage of the named executive officer's annual base salary, (ii) a percentage of the named executive officer's target annual bonus for the year in which the separation occurs, (iii) payment of the named executive officer's Consolidated Omnibus Budget Reconciliation Act (COBRA) premiums, if any, for a certain number of months, (iv) acceleration of vesting of a pro-rated amount of the restricted stock awards granted pursuant to any outstanding long-term incentive plan, (v) payment of any accrued but unpaid dividends or other distributions, plus interest, paid on the restricted stock awards that are accelerated pursuant to clause (iv) and (vi) payment of a pro-rated amount of the named executive officer's target cash payment that the named executive officer is eligible to earn under any outstanding long-term incentive plan. Any severance payments under a severance agreement will be paid in a lump sum within five days after the effective date of the named executive officer's release of claims.

The Company adopted the severance agreements because it recognizes that they are necessary to attract and retain a talented management team. The Board determined the amount of severance benefits for each of our named executive officers upon recommendation of the Compensation Committee, which, in consultation with its former compensation consultant, Setren, Smallberg & Associates, Inc., determined the recommended amounts based on the 50th percentile of its comparator companies' practices.

A calculation of these severance benefits can be found at “Executive Officer Compensation—Potential Payments upon Termination or Change in Control" below.

Stock Ownership Guidelines

The Board has determined that ownership of our common stock by our officers promotes a focus on long-term growth and aligns the interests of our officers with those of our stockholders. As a result, the Board adopted stock ownership guidelines stating that our chief executive officer and our other five most-highly-compensated officers (based on annual base salary), should maintain certain minimum ownership levels of our common stock.

In 2014, our stock ownership guidelines requires the following levels of ownership among our named executive officers:

•

Our chief executive officer, chief financial officer and general counsel should own shares of common stock with a value of at least one times such executive officer's annual base salary not later than seven years after the date the person is initially appointed to such position; and

•

Our other executive officers should own shares of common stock with a value of at least one-half such executive officer's annual base salary not later than seven years after the date the person is initially appointed to such position.

The Board carefully evaluated market practices among its comparator companies and compensation standards set by independent third parties when setting the ownership levels by our executive officers. The Board determined that the amounts are near or at the 50th percentile of its comparator companies and further determined that the levels are appropriate after considering that the Company uses only restricted stock awards as its equity compensation component, thereby resulting in far fewer shares granted to our executive officers than is typical at most companies where stock options are granted.

In April 2015, the Board revised the stock ownership guidelines for our executive officers to require that the ownership levels described above be met within five years after the date the person is initially appointed to such position. We believe that our named executive officers will be in compliance with this requirement not later than five years after the date each person was appointed to such position with the Company.

The Board is permitted, in its discretion, to waive the application of our stock ownership guidelines to any covered individual if it determines that, as a result of the individual's personal circumstances, application of our stock ownership guidelines would result in a hardship.

Prohibition against Certain Equity Transactions

Our Trading Compliance Policy strictly prohibits our executive officers from "short sales," hedging and monetization transactions (such as zero-cost collars and forward sale contracts), which allow a party to lock in much of the value of their stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock, holding the Company’s securities in margin accounts and pledging the Company’s securities as collateral for loans. "Short sales," which are sales of shares of common stock by a person who does not own the shares at the time of the sale, evidence an expectation that the value of the shares will decline. We prohibit our officers from entering into "short sales" because such transactions signal to the market that such officer has no confidence in us or our short-term prospects and may reduce such officer's incentive to improve our performance.

In addition, Section 16(c) of the Exchange Act expressly prohibits executive officers and directors from engaging in "short sales."

Consideration of the Stockholders' Advisory Vote on Compensation

At the Company's annual meeting of stockholders held in May 2014, an overwhelming majority of the votes cast on the say-on-pay proposal were voted in favor of the proposal. In reviewing our executive compensation program, the Compensation Committee considered, among other things, the 2014 vote results and other feedback we received from stockholders. After careful consideration, the Compensation Committee did not alter the structure of the executive compensation program as a result of the 2014 vote results. In addition, taking into consideration the voting results from the 2011 annual meeting concerning the frequency of the stockholders advisory votes on executive compensation, our current policy is to hold an annual advisory vote on executive compensation until the next advisory vote on the frequency of such votes.

Compensation Recovery Policy

In January 2013, the Board adopted a policy for recoupment of incentive compensation (the clawback policy). The Board adopted the clawback policy to prevent executive officers involved in certain wrongful conduct from unjustly benefiting from that conduct, and to remove the financial incentives to engage in such conduct. The clawback policy generally requires an executive officer who is involved in wrongful conduct that results in a restatement of the Company's financial statements to repay to the Company up to the full amount of any incentive compensation based on the financial statements that were subsequently restated. Incentive compensation includes bonuses or awards under the Company's annual cash bonus plans, long-term incentive plans and equity incentive plans.

The Board intends to review the clawback policy for compliance with the Securities and Exchange Commission's final rules related to compensation recovery, when such rules are adopted.

Tax and Accounting Considerations

In determining executive compensation, the Compensation Committee also considers, among other factors, the possible tax consequences to the Company and to our executive officers. However, to maintain maximum flexibility in designing compensation programs, the Compensation Committee will not limit compensation to those levels or types of compensation that are intended to be deductible. For example, the Compensation Committee considers the provisions of Section 162(m) of the Code and related Treasury Department regulations that restrict deductibility for federal income tax purposes of executive compensation paid to our chief executive officer and each of our three other most-highly-compensated executive officers holding office at the end of any year, other than our chief executive officer and other than our chief financial officer, to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. The members of the Compensation Committee qualify as outside directors for purposes of exempting executive compensation from the limits on deductibility under Section 162(m) of the Code. The Compensation Committee has determined that our interests are best served in certain circumstances by providing compensation that does not qualify as performance-based compensation under Section 162(m) of the Code and, accordingly, has granted such compensation that may be subject to the $1,000,000 annual limit on deductibility, including base salary, annual cash bonuses and time-vested restricted stock.

In addition to Section 162(m) of the Code, Sections 280G and 4999 of the Code provide that executive officers, persons who hold significant equity interests and certain other highly-compensated service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that the Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. Further, Section 409A of the Code imposes certain additional taxes on service providers who enter into certain deferred compensation arrangements that do not comply with the requirements of Section 409A of the Code. We have not agreed to pay any named executive officer, a "gross-up" or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Section 280G, 4999 or 409A of the Code.

The Compensation Committee also considers the accounting consequences to the Company of different compensation decisions and the impact of certain arrangements on stockholder dilution. However, neither of these factors by themselves will compel a particular compensation decision.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion & Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion & Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Respectfully Submitted By:

The Compensation Committee

Harold Selick, Ph.D. (chairperson)

Jody S. Lindell

Paul W. Sandman

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The compensation earned by our chief executive officer, our chief financial officer, our three other executive officers (the named executive officers) for the last three fiscal years is set forth in the table below:

Name and Title	Year	Salary		Bonus		Stock Awards(1)		Non-Equity Incentive Plan Compensation		All Other Compensation		Total
John P. McLaughlin	2014	$716,108		$—		$984,510		$2,359,424	(2)	$10,000	(3)	$4,070,042
President and Chief	2013	$695,250		$469,000		$201,000		$1,511,875		$10,000		$2,887,125
Executive Officer	2012	$675,000		$469,000		$201,000		$1,188,050		$10,000		$2,543,050

Christopher Stone	2014	$415,760		$—		$252,300		$1,059,315	(4)	$10,000	(5)	$1,737,375
Vice President, General	2013	$401,700		$258,000		$110,600		$559,275		$10,000		$1,339,575
Counsel and Secretary	2012	$390,000		$258,000		$110,600		$464,475		$10,000		$1,233,075

Peter Garcia	2014	$405,600		$—		$250,295		$1,000,668	(6)	$58,000	(7)	$1,714,563
Vice President and	2013	$248,182	(8)	$—	(9)	$105,000		$239,850	(10)	$40,581		$633,613
Chief Financial Officer

Danny Hart	2014	$343,075	(11)	$—		$217,500		$776,550	(12)	$40,000	(13)	$1,377,125
Vice President,	2013	$286,888	(14)	$222,710	(15)	$97,390	(16)	$306,310		$40,000		$953,298
Business Development	2012	$237,000		$58,600		$30,200		$135,658		$40,000		$501,458

David Montez	2014	$249,600		$—		$91,140		$299,933	(17)	$28,000	(18)	$668,673
Controller and Chief	2013	$105,000	(19)	$—	(9)	$30,200		$57,942	(10)	$14,720		$207,862
Accounting Officer

(1)

Amounts in this column represent the grant date fair value of restricted stock awards granted in 2014, 2013 and 2012, calculated in accordance with FASB ASC Topic 718. The amounts shown disregard estimated forfeitures. Assumptions used in the calculation of these amounts for awards granted in 2014, 2013 and 2012 are included in Note 14 to the Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 23, 2015. The 2014, 2013 and 2012 restricted stock grants were made in connection with the Company's adoption of the 2014/18 LTIP a portion of which will vest in December 2015, the 2013/14 LTIP that vested and paid in December 2014, and the 2012/13 LTIP that vested and paid in December 2013, respectively.

(2)	Consists of: (i) payments under the 2014 Annual Bonus Plan - $952,424 and (ii) the performance-based cash payment under the 2013/14 LTIP - $1,407,000.
(3)	Consists of matching contributions we made to Mr. McLaughlin's 401(k) plan.
(4)	Consists of: (i) payments under the 2014 Annual Bonus Plan - $285,315 and (ii) the performance–based cash payment under the 2013/14 LTIP - $774,000.
(5)	Consists of matching contributions we made to Mr. Stone's 401(k) plan.
(6)	Consists of: (i) payments under the 2014 Annual Bonus Plan - $265,668 and (ii) the performance-based cash payment under the 2013/14 LTIP - $735,000.
(7)	Consists of: (i) matching contributions we made to Mr. Garcia's 401(k) plan - $10,000 and (ii) the housing allowance paid to Mr. Garcia - $48,000.
(8)	Mr. Garcia's annual base salary for 2013 was $390,000. The amount of salary reflected in this column is lower than his annual base salary because Mr. Garcia joined the Company in April 2013.

(9)	Messrs. Garcia and Montez were not eligible to receive payment under the 2012/13 LTIP because they joined the Company after eligibility under the plan expired.
(10)

Bonuses for Messrs. Garcia and Montez were prorated because their appointments to officers of the Company occurred after April 2013, the date after which proration occurs under the 2013 Annual Bonus Plan. Messrs. Garcia and Montez were not eligible to receive payment under the 2012/13 LTIP because they joined the Company after eligibility under the plan expired.

(11)	Mr. Hart's base salary was increased to $318,240 in January 2014 and to $360,000 in September 2014.
(12)	Consists of: (i) payments under the 2014 Annual Bonus Plan - $251,550 and (ii) the performance-based cash payment under the 2013/14 LTIP - $525,000.
(13)	Consists of: (i) matching contributions we made to Mr. Hart's 401(k) plan - $10,000 and (ii) the housing allowance paid to Mr. Hart - $30,000.
(14)	Mr. Hart's base salary was increased to $255,960 in January 2013 and to $306,000 in May 2013.
(15)	Consists of: (i) the target cash component of the 2013/14 LTIP that vested and paid in December 2013 - $122,710 and (ii) a discretionary one-time bonus - $100,000.
(16)	Consists of the grant date fair value of the catch-up grants of restricted stock awarded to Mr. Hart in 2013 representing: (i) $75,000 under the 2013/14 LTIP and (ii) $22,390 under the 2012/13 LTIP.
(17)	Consists of: (i) payments under the 2014 Annual Bonus Plan - $88,733 and (ii) the performance-based cash payment under the 2013/14 LTIP - $211,200.
(18)	Consists of: (i) matching contributions we made to Mr. Montez's 401(k) plan - $10,000 and (ii) the housing allowance paid to Mr. Montez - $18,000
(19)	Mr. Montez's annual base salary for 2013 was $240,000. The amount of salary reflected in this column is lower than his annual base salary because Mr. Montez joined the Company in July 2013.

Grants of Plan-Based Awards During 2014

The following table lists each grant of plan-based awards made by PDL during 2014 to our named executive officers:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of	Grant Date Fair Value of Stock
Name	Grant Date	Threshold(3)	Target	Maximum	Threshold (4)	Target	Shares	Awards
John P. McLaughlin	4/10/2014				—	119,770	—	$984,510
	N/A	—	$716,108	$1,432,216
	N/A	—	$2,297,190	$2,297,190
Christopher Stone	4/10/2014				—	30,693	—	$252,300
	N/A	—	$207,880	$415,760
	N/A	—	$588,700	$588,700
Peter Garcia	4/10/2014				—	30,450	—	$250,295
	N/A	—	$202,800	$405,600
	N/A	—	$584,022	$584,022
Danny Hart	4/10/2014				—	24,635	—	$202,500
	5/28/2014				—	1,611	—	$15,000
	N/A	—	$180,000	$360,000
	N/A	—	$507,500	$507,500
David Montez	4/10/2014				—	11,088	—	$91,140
	N/A	—	$74,880	$149,760
	N/A	—	$212,660	$212,660
(1)

The amounts in the below columns relate to the Company's 2014 Annual Bonus Plan (second row for each named executive officer) and 2014/18 LTIP (third row for each named executive officer). Actual amounts paid in December 2014 under the 2014 Annual Bonus Plan were based on the Compensation Committee's review of corporate performance and individual achievements in December 2014 and are included in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table above.

(2)	These shares of stock relate to the shares of restricted stock granted to our named executive officers in 2014 under the 2014/18 LTIP that vests in December 2015.
(3)	The amounts in the "Threshold" column reflect the minimum amount that could be awarded under the 2013 Annual Bonus Plan and the 2013/14 LTIP.
(4)	The amounts in the "Threshold" column reflect the minimum amount that could be awarded under the 2014/18 LTIP.

Outstanding Equity Awards at December 31, 2014

The following table sets forth information concerning stock options and stock awards held by the named executive officers as of December 31, 2014:

	Option Awards					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(2)
John P. McLaughlin	15,085	(3)	—	$5.414	10/8/2015	—	—
	—		—	—	—	119,770	$923,427
Christopher Stone	—		—	—	—	30,693	$236,643
Peter Garcia	—		—	—	—	30,450	$234,770
Danny Hart	—		—	—	—	26,246	$202,357
David Montez	—		—	—	—	11,088	$85,488
(1)	Reflect restricted stock granted to our named executive officers in 2014 under the 2014/18 LTIP that vests in December 2015.
(2)	Market value is as of December 31, 2014.
(3)	The shares subject to this option were granted with respect to Mr. McLaughlin's service as an outside director prior to being appointed President and Chief Executive Officer of our Company.

Option Exercises and Stock Vested in 2014

No options were exercised by the named executive officers during 2014. The restricted shares granted to the named executive officers below under the 2013/14 LTIP fully vested in 2014:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
John P. McLaughlin	29,911	$221,641
Christopher Stone	16,458	$121,954
Peter Garcia	12,575	$93,181
Danny Hart	9,846	$72,959
David Montez	3,670	$27,195

Potential Payments upon Termination or Change in Control

Termination

Our named executive officers are employed "at will." However, they are eligible to receive certain severance payments and benefits upon their termination of employment under certain defined circumstances. The amount and type of such severance payments and benefits depends upon the specific circumstances under which a named executive officer's employment terminates. There are two general categories of termination:

•

Voluntary Termination/For Cause Termination: includes voluntary termination of employment by the named executive officer (other than in connection with a resignation for good reason) and termination of the named executive officer's employment by us for cause.

•

Involuntary Termination without Cause: includes termination of the named executive officer's employment by us for reasons not constituting cause, such as due to a company-wide or departmental reorganization, or resignation by the named executive officer for good reason.

Payments and benefits receivable upon an involuntary termination without cause or a voluntary termination for good reason are governed by the Severance Agreement between the applicable named executive officer and PDL. A copy of the form of our severance agreement is available as an exhibit to our Current Report on Form 8-K filed with the SEC on May 26, 2011 (the Severance Agreement).

For purposes of determining an individual's eligibility for the various severance payments and benefits available under the Severance Agreement, the following definitions are relevant:

A resignation for "good reason" will be deemed to occur should a named executive officer resign from his or her employment with us for any of the following reasons without such named executive officer's informed written consent (following a notice and cure period):

•	a material diminution in the authority, duties or responsibilities of the named executive officer, causing the position to be of materially lesser rank or responsibility within PDL;
•	a requirement that the named executive officer report to a corporate officer or other employee less senior than the named executive officer's previous report;
•	a material reduction in annual base salary of the named executive officer, unless reductions comparable in amount and duration are concurrently made for all other PDL officers; or
•	any action or inaction by PDL that constitutes, with respect to the named executive officer, a material breach of the applicable offer letter.

A named executive officer's employment will be deemed to have been terminated for "cause" if such termination occurs by reason of the named executive officer's:

•	intentional theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit or falsification of any PDL documents or records;
•	material failure to abide by the PDL's code of conduct or other written policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct);
•

material and intentional unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of PDL (including, without limitation, improper use or disclosure of PDL confidential or proprietary information);

•	willful act that has a material detrimental effect on PDL's reputation or business;
•	repeated failure or inability to perform any reasonable assigned duties after written notice from the chief executive officer of, and a reasonable opportunity to cure, such failure or inability;
•

material breach of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between the named executive officer and PDL, which breach is not cured pursuant to the terms of such agreement or within twenty (20) days of receiving written notice of such breach; or

•

conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the named executive officer's ability to perform his or her duties with PDL.

Specifically, the Severance Agreement provides that, upon termination of the named executive officer's employment without cause or his or her resignation for good reason, the executive officer will be entitled to receive, subject to the execution of a general release of all claims against the Company, the following severance payment and benefits:

•	a percentage of the executive officer's annual base salary;
•	a percentage of the executive officer's target annual bonus for the year in which the separation occurs;
•	payment of the executive officer's COBRA premiums, if any, for a certain number of months;
•	acceleration of vesting of a pro-rated amount of the restricted stock awards granted pursuant to any outstanding long-term incentive plan;
•	payment of any accrued but unpaid dividends or other distributions, plus interest, paid on the restricted stock awards which are accelerated pursuant to the above clause; and
•	payment of a pro-rated amount of the named executive officer's target cash payment that the executive officer is eligible to earn under any long-term incentive plan.

The following table sets forth the amount of severance each named executive officer is eligible to receive pursuant to the first, second and third bullet points above:

Name	Title	% of Annual Base Salary	% of Target Annual Bonus	Number of Months of COBRA Premiums
John P. McLaughlin	President and Chief Executive Officer	100%	100%	12
Christopher L. Stone	Vice President, General Counsel and Secretary	100%	75%	12
Peter Garcia	Vice President and Chief Financial Officer	100%	75%	12
Danny Hart	Vice President, Business Development	100%	75%	12
David Montez	Controller and Chief Accounting Officer	100%	75%	12

Any severance payments under the Severance Agreement will be paid in a lump sum within 5 days after the effective date of the named executive officer's release of claims. In the event of a change in control, the Severance Agreement may not be terminated until 24 months following the date of the change in control. Otherwise, a change in control has no bearing on the benefits received by a named executive officer upon termination.

Change in Control

A change in control, however, will trigger acceleration and vesting of the Company's long-term incentive plans.  Under the 2014/18 LTIP, "change in control" is deemed to have occurred as of the first day after any one or more of the following conditions is satisfied:

•

any "person" (as such term is used to Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (i) the outstanding shares of common stock of the Company or (ii) the combined voting power of the Company's then-outstanding securities entitled to vote generally in the election of directors; or

•

the Company (i) is party to a merger, consolidation or exchange of securities which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to hold at least 50% of the combined voting power of the voting securities of the Company, the surviving entity or a parent of the surviving entity outstanding immediately after such merger, consolidation or exchange, or (ii) sells or disposes of all or substantially all of the Company's assets (or any transaction or combination of transactions having similar effect is consummated), or (iii) the individuals constituting the Board immediately prior to such merger, consolidation, exchange, sale or disposition shall cease to constitute at least 50% of the Board, unless the election of each director who was not a director prior to such merger, consolidation, exchange, sale or disposition was approved by a vote of at least two-thirds of the directors then in office who were directors prior to such merger, consolidation, exchange, sale or disposition.

Notwithstanding the foregoing, a transaction will not be considered a change in control unless the transaction qualifies as a "change in control" as defined in Treasury Regulation Section 1.409A-3(i)(5)(i).

Table of Termination and Change in Control Payments

The following table sets forth the amount of severance each of our current named executive officers would be eligible to receive upon a hypothetical termination or change in control on December 31, 2014, and does not include accrued wages or vacation pay that would be payable to a named executive officer upon a termination:

Benefits and Payments upon Separation	Termination for Cause or Voluntary Termination without Good Reason	Involuntary Termination without Cause or Voluntary Termination for Good Reason		Change in Control without Termination
John P. McLaughlin
Salary	$—	$716,108		$—
Bonus	$—	$716,108		$—
2014/18 LTIP	$—	$1,297,510	(1)	$3,292,495	(2)
COBRA Benefits	$—	$24,827		$—
Total	$—	$2,754,553		$3,292,495

Christopher Stone
Salary	$—	$415,760		$—
Bonus	$—	$155,910		$—
2014/18 LTIP	$—	$332,514	(3)	$843,766	(4)
COBRA Benefits	$—	$22,758		$—
Total	$—	$926,942		$843,766

Peter Garcia
Salary	$—	$405,600		$—
Bonus	$—	$152,100		$—
2014/18 LTIP	$—	$329,873	(5)	$837,067	(6)
COBRA Benefits	$—	$34,207		$—
Total	$—	$921,780		$837,067

Danny Hart
Salary	$—	$360,000		$—
Bonus	$—	$135,000		$—
2014/18 LTIP	$—	$285,894	(7)	$725,610	(8)
COBRA Benefits	$—	$33,999		$—
Total	$—	$814,893		$725,610

David Montez
Salary	$—	$249,600		$—
Bonus	$—	$56,160		$—
2014/18 LTIP	$—	$120,117	(9)	$304,802	(10)
COBRA Benefits	$—	$34,129		$—
Total	$—	$460,006		$304,802

(1)	Ratable portion of target cash payment - $874,214; accelerated vesting of equity - $351,418; payment of accrued dividends - $71,862; interest paid on accrued dividends - $16.
(2)	Total target cash payment - $2,297,190; accelerated vesting of equity - $923,427; payment of accrued dividends - $71,862; interest paid on accrued dividends - $16.
(3)	Ratable portion of target cash payment - $224,035; accelerated vesting of equity - $90,056; payment of accrued dividends - $18,416; interest paid on accrued dividends - $7.
(4)	Total target cash payment - $588,700; accelerated vesting of equity - $236,643; payment of accrued dividends - $18,416; interest paid on accrued dividends - $7.
(5)	Ratable portion of target cash payment - $222,254; accelerated vesting of equity - $89,344; payment of accrued dividends - $18,270; interest paid on accrued dividends - $5.
(6)	Total target cash payment - $584,022; accelerated vesting of equity - $234,770; payment of accrued dividends - $18,270; interest paid on accrued dividends - $5.
(7)	Ratable portion of target cash payment - $193,133; accelerated vesting of equity - $77,009; payment of accrued dividends - $15,748; interest paid on accrued dividends - $5.
(8)	Total target cash payment - $507,500; accelerated vesting of equity - $202,357; payment of accrued dividends - $15,748; interest paid on accrued dividends - $5.
(9)	Ratable portion of target cash payment - $80,930; accelerated vesting of equity - $32,533; payment of accrued dividends - $6,653; interest paid on accrued dividends - $1.
(10)	Total target cash payment - $212,660; accelerated vesting of equity - $85,488; payment of accrued dividends - $6,653; interest paid on accrued dividends - $1.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Unless otherwise specified, the following table sets forth certain information regarding the beneficial ownership of our common stock as of April 2, 2015, with respect to our officers and directors, and as of the date noted below for those persons or groups that beneficially hold more than 5% of our outstanding shares of common stock. The table contains ownership information for:

•	each person who is known by us, based on the records of our transfer agent and relevant documents filed with the SEC, to own beneficially more than 5% of the outstanding shares of our common stock;
•	each member of or nominee to the Board;
•	each of our named executive officers; and
•	all members of the Board and our executive officers as a group.

Except as indicated in the footnotes to this table, we think that the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise specified, the address of each named individual in the table below is the address of the Company:

Name of Beneficial Owner or Identity of Group	Shares Beneficially Owned(1)	Percent of Outstanding(2)
First Trust Portfolios L.P.(3)	24,820,791	15.1%
120 East Liberty Drive, Suite 400
Wheaton, IL 60187

BlackRock, Inc.(4)	18,140,090	11.1%
55 East 52nd Street
New York, NY 10022

Renaissance Technologies Corp.(5)	11,771,000	7.2%
800 Third Avenue
New York, NY 10022

The Vanguard Group, Inc.(6)	11,254,413	6.9%
100 Vanguard Blvd.
Malvern, PA 19355

Wells Fargo & Company(7)	9,089,742	5.5%
420 Montgomery Street
San Francisco, CA 94104

David W. Gryska(8)	11,352	*

John P. McLaughlin(9)	417,669	*

Jody S. Lindell(8)	48,015	*

Paul W. Sandman(10)	97,141	*

Harold Selick, Ph.D.(8)	48,669	*

Christopher Stone(11)	119,158	*

Peter Garcia(12)	75,872	*

Danny Hart(13)	77,920	*

David Montez(14)	26,719	*

All officers and directors as a group (9 persons)(15)	943,830	*

*	less than 1%
(1)

Beneficial ownership is determined in accordance with SEC rules. Shares that the person or group has the right to acquire within 60 days after April 2, 2015, are deemed to be outstanding in calculating the share ownership of the person or group. Beneficial ownership calculations for 5% stockholders are based on the most recently publicly-filed Schedule 13Ds or 13Gs, which 5% stockholders are required to file with the SEC and which generally set forth their ownership interests, as amended for known changes.

(2)

Percentage is based on 164,092,416 shares of common stock outstanding as of April 2, 2015. Shares to which the person or group has the right to acquire within 60 days after April 2, 2015, are deemed to be outstanding in calculating the share ownership of the person or group but are not deemed to be outstanding as to any other person or group.

(3)

All information included in this footnote and table regarding the beneficial ownership of First Trust Portfolios L.P. (FTP), an Illinois limited partnership; First Trust Advisors L.P. (FTA), an Illinois limited partnership; and The Charger Corporation (TCC), an Illinois corporation, is based on our review of the Schedule 13G filed with the SEC on February 6, 2015. The Charger Corporation is the General Partner of both First Trust Portfolios L.P. and First Trust Advisors L.P. First Trust Portfolios L.P. acts as sponsor of certain unit investment trusts which hold shares of the Company.

	Sole voting power (shares)	Shared voting power (shares)	Sole dispositive power (shares)	Shared dispositive power (shares)
FTP	—	—	—	16,129,193
FTA	—	8,681,554	—	24,820,791
TCC	—	8,681,554	—	24,820,791

(4)

All information included in this footnote and table regarding the beneficial ownership of BlackRock, Inc., a Delaware corporation, is based on our review of the Schedule 13G/A filed with the SEC on January 9, 2015. Blackrock, Inc. discloses the identity of the subsidiaries that acquired the securities being reported by Blackrock, Inc. as BlackRock Advisors (UK) Limited; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Deutschland AG; BlackRock Fund Advisors (owns 5% or greater of the outstanding shares of PDL reported on the Schedule 13G/A); BlackRock Asset Management Ireland Limited; BlackRock Institutional Trust Company, N.A.; BlackRock International Limited; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Ltd; BlackRock Investment Management, LLC; and BlackRock Japan Co Ltd. And Blackrock Life Limited.

(5)

All information included in this footnote and table regarding the beneficial ownership of Renaissance Technologies LLC (RTC), a Delaware limited liability company, and Renaissance Technologies Holdings Corporation (RTHC), a Delaware corporation, is based on our review of the Schedule 13G/A filed with the SEC on February 12, 2015. RTHC maintains a majority ownership of RTC.

	Sole voting power (shares)	Shared voting power (shares)	Sole dispositive power (shares)	Shared dispositive power (shares)
RTC	11,771,000	—	11,771,000	---
RTHC	11,771,000	—	11,771,000	---

(6)

All information included in this footnote and table regarding the beneficial ownership of The Vanguard Group, Inc. (VG), a Pennsylvania corporation, is based on our review of the Schedule 13G/A filed with the SEC on February 11, 2015. VG discloses the identity of the subsidiaries that acquired the securities being reported by VG as Vanguard Fiduciary Trust Company (VFTC), a wholly-owned subsidiary of VG, being the beneficial owner of 202,897 shares, and Vanguard Investments Australia, Ltd. (VIA), a wholly-owned subsidiary of VG, being the beneficial owner of 13,900 shares.

	Sole voting power (shares)	Shared voting power (shares)	Sole dispositive power (shares)	Shared dispositive power (shares)
VG	216,797	—	11,051,515	202,897

(7)

All information included in this footnote and table regarding the beneficial ownership of Wells Fargo & Company (WF); Wells Fargo Advisors, LLC, Wells Fargo Delaware Trust Company, National Association, Wells Fargo Bank, National Association, Golden Capital Management, LLC, Wells Fargo Advisors Financial Network, LLC, Wells Fargo Funds Management, LLC, and Wells Fargo Securities, LLC, is based on our review of the Schedule 13G filed with the SEC on February 17, 2015.

(8)	Includes 5,371 restricted shares that will vest on May 28, 2015, provided the director continues to serve on the Board on that date.
(9)

Includes 15,085 shares issuable upon the exercise of options that are currently exercisable. Includes 59,885 restricted shares that will vest in December 2015, 84,563 restricted shares that will vest in December 2016, 19,962 restricted shares that will vest in December 2017, 21,534 restricted shares that will vest in January 2018, 19,961 restricted shares that will vest in December 2018, 21,533 restricted shares that will vest in January 2019, and 21,533 restricted shares that will vest in January 2020 under the Company’s 2014/18 and 2015/19 LTIP, provided Mr. McLaughlin is employed by the Company at such dates and certain minimum performance conditions are met.

(10)

Includes 42,500 shares issuable upon the exercise of options that are currently exercisable. Includes 5,371 restricted shares that will vest on May 28, 2015, provided the director continues to serve on the Board on that date.

(11)

Includes 15,347 restricted shares that will vest in December 2015, 21,671 restricted shares that will vest in December 2016, 5,115 restricted shares that will vest in December 2017, 5,519 restricted shares that will vest in January 2018, 5,115 restricted shares that will vest in December 2018, 5,518 restricted shares that will vest in January 2019, and 5,518 restricted shares that will vest in January 2020 under the Company’s 2014/18 and 2015/19 LTIP, provided Mr. Stone is employed by the Company at such dates and certain minimum performance conditions are met.

(12)

Includes 15,225 restricted shares that will vest in December 2015, 21,498 restricted shares that will vest in December 2016, 5,075 restricted shares that will vest in December 2017, 5,475 restricted shares that will vest in January 2018, 5,075 restricted shares that will vest in December 2018, 5,474 restricted shares that will vest in January 2019, and 5,474 restricted shares that will vest in January 2020 under the Company’s 2014/18 and 2015/19 LTIP, provided Mr. Garcia is employed by the Company at such dates and certain minimum performance conditions are met.

(13)

Includes 13,123 restricted shares that will vest in December 2015, 18,647 restricted shares that will vest in December 2016, 4,375 restricted shares that will vest in December 2017, 4,757 restricted shares that will vest in January 2018, 4,373 restricted shares that will vest in December 2018, 4,757 restricted shares that will vest in January 2019, and 4,757 restricted shares that will vest in January 2020 under the Company’s 2014/18 and 2015/19 LTIP, provided Mr. Hart is employed by the Company at such dates and certain minimum performance conditions are met.

(14)

Includes 5,544 restricted shares that will vest in December 2015, 7,829 restricted shares that will vest in December 2016, 1,848 restricted shares that will vest in December 2017, 1,994 restricted shares that will vest in January 2018, 1,848 restricted shares that will vest in December 2018, 1,993 restricted shares that will vest in January 2019, and 1,993 restricted shares that will vest in January 2020 under the Company’s 2014/18 and 2015/19 LTIP, provided Mr. Montez is employed by the Company at such dates and certain minimum performance conditions are met.

(15)

Consists of all shares beneficially owned by all directors and executive officers as a group as of April 2, 2015.  Includes 57,585 shares issuable upon the exercise of options that are currently exercisable, 5,981 restricted shares that vested on March 6, 2015, 21,484 shares that will vest on May 28, 2015, provided the director(s) continues to serve on our Board on that date, 109,124 restricted shares that will vest in December 2015, provided the named executive officer(s) continue to be employed by the Company on that date and certain performance conditions are met, 154,208 restricted shares that will vest in December 2016, provided the named executive officer(s) continue to be employed by the Company on that date and certain performance conditions are met, 36,375 restricted shares that will vest in December 2017, provided the named executive officer(s) continue to be employed by the Company on that date and certain performance conditions are met, 39,279 restricted shares that will vest in January 2018, provided the named executive officer(s) continue to be employed by the Company on that date and certain performance conditions are met, 36,372 restricted shares that will vest in December 2018, provided the named executive officer(s) continue to be employed by the Company on that date and certain performance conditions are met, 39,276 restricted shares that will vest in January 2019, provided the named executive officer(s) continue to be employed by the Company on that date and certain performance conditions are met, and 39,275 restricted shares that will vest in January 2020, provided the named executive officer(s) continue to be employed by the Company on that date and certain performance conditions are met.

RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Person Transactions

The Audit Committee is responsible for reviewing and approving all related person transactions, including transactions with executive officers and directors, for potential conflicts of interests or other improprieties. Under SEC rules, related person transactions are those transactions where we are or may be a party and the amount involved exceeds $120,000, and where any of our directors or executive officers or any other related person had or will have a direct or indirect material interest, excluding, among other things, compensation arrangements with respect to employment and Board membership. The Audit Committee would approve a related person transaction if it determined that the transaction was in the Company's best interests and on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances.

The Audit Committee has adopted a stringent written policy whereby the Audit Committee will review for approval all related person transactions where the amount involved is anticipated to exceed $25,000. Our directors are required to disclose to the Board any potential conflict of interest or personal interest in a transaction that the Board or the Company is considering. Our executive officers are required to disclose any related person transaction to our Compliance Officer who would notify the Audit Committee of the transaction. We poll our directors regularly, but no less frequently than annually, with respect to related person transactions and their service as an officer or director of other entities.

Any director involved in a related person transaction that is being reviewed or approved must recuse himself or herself from participation in any related deliberation or decision. All related person transactions anticipated to exceed $25,000 are reviewed in advance of the transaction being completed.

Related Person Transactions

There were no transactions in 2014 and there is not any currently proposed transaction where we were or are to be a party and the amount involved exceeded $120,000, and where any of our directors or executive officers or any other related person had or will have a direct or indirect material interest, other than the compensation paid to our executive officers with respect to their employment relationship with us and compensation paid to our outside directors for their service as members of the Board, which compensation is disclosed in this proxy statement.

OTHER MATTERS

Stockholder Proposals

If a stockholder wishes to have a proposal considered for presentation directly, without its inclusion in our proxy statement, at the 2016 Annual Meeting of Stockholders, including for a recommendation of candidates for election to the Board, the stockholder must submit the proposal to us in writing between January 28, 2016, and February 27, 2016, which is not less than ninety (90) calendar days nor more than one hundred twenty (120) calendar days in advance of the date of the one-year anniversary of the Company's 2015 Annual Meeting of Stockholders. Proposals should be addressed to:

PDL BioPharma, Inc.

Attention: Corporate Secretary

932 Southwood Boulevard

Incline Village, NV 89451

Stockholders submitting a proposal must provide certain other information as described in our Bylaws. Copies of our Bylaws are available online in the "Investor Relations – Corporate Governance" section of our corporate Internet site at www.pdl.com. In addition, proposals submitted for inclusion in our proxy statement must comply with Rule 14a-8 under the Exchange Act and must be received at our principal executive offices shown above no later than the close of business on December 18, 2015, which is not less than 120 days before the date of the Company's proxy statement released to stockholders in connection with the previous year's annual meeting.

We did not receive from any of our stockholders a request to include a proposal in this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers are required by Section 16(a) of the Exchange Act to timely file with the SEC certain reports regarding their beneficial ownership of our common stock. These persons are also required to furnish us with copies of these reports they file with the SEC. To our knowledge, based solely on our review of such Section 16 reports we have received and written representations from our directors and executive officers, we have concluded that our directors and executive officers complied with all filing requirements under Section 16(a) during 2014.

Transaction of Other Business

At the date of this proxy statement, the only business that the Board intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors

Christopher Stone

Vice President, General Counsel and Secretary

April 16, 2015

EXHIBIT A

PDL BIOPHARMA, INC.

AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN

PDL BIOPHARMA, INC.

AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN

Originally Effective: June 8, 2005

Amended Effective: June 20, 2007 and June 4, 2009

Amendment and Restatement Adopted by the Board: April 8, 2015

Amendment and Restatement Approved by the Stockholders: [May 28, 2015]

1.     GENERAL.

(a)     Eligible Award Recipients. Employees, Directors and Consultants are eligible to receive Awards under the Plan.

(b)     Available Awards. The Plan provides for the grant of the following types of Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) Stock Appreciation Rights; (iv) Restricted Stock Awards; (v) Restricted Stock Unit Awards; (vi) Performance Stock Awards; (vii) Performance Cash Awards; and (viii) Other Stock Awards.

(c)     Purpose. The Plan, through the granting of Awards, is intended to help the Company secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and provide a means by which the eligible recipients may benefit from increases in value of the Common Stock.

2.     DEFINITIONS. As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a)     “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b)     “Award” means a Stock Award or a Performance Cash Award.

(c)     “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.

(d)     “Board” means the Board of Directors of the Company.

(e)     “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(f)      “Cause” means the occurrence of any of the following: (i) the Participant’s intentional theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit or falsification of any Company documents or records; (ii) the Participant’s material failure to abide by the Company’s code of conduct or other written policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Participant’s material and intentional unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company (including, without limitation, the Participant’s improper use or disclosure of Company confidential or proprietary information); (iv) any willful act by the Participant that has a material detrimental effect on the Company’s reputation or business; (v) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from the person to whom the Participant reports of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by the Participant of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and the Company, which breach is not cured pursuant to the terms of such agreement or within twenty (20) days of receiving written notice of such breach; or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with the Company. For purposes of the foregoing, no act or omission will be deemed ‘willful’ unless done, or omitted to be done, by the Participant without a reasonable good faith belief that the Participant were acting in the best interest of the Company. For purposes of clarity, a termination without Cause does not include a termination that occurs as a result of the Participant’s death or disability. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Company, in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(g)     “Change in Control” means, unless such term or an equivalent term is otherwise defined with respect to an Award by the Participant’s Award Agreement or by a written contract of employment or service, the occurrence of any of the following:

(i)     any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) “beneficial ownership” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company possessing thirty-five percent (35%) or more of the total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of Directors; provided, however, that the following acquisitions shall not constitute a Change in Control: (1) an acquisition by any such person who prior to such acquisition is the beneficial owner of thirty-five percent (35%) or more of such voting power, (2) any acquisition directly from the Company, including, without limitation, a public offering of securities, (3) any acquisition by the Company, (4) any acquisition by a trustee or other fiduciary under an employee benefit plan of a Participating Company or (5) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or

(ii)     a Corporate Transaction or series of related Corporate Transactions (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of a Corporate Transaction described in Section 2(n)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or

(iii)     the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company will otherwise occur.

For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Corporate Transactions are related, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, to the extent that any amount constituting Section 409A Deferred Compensation would become payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A.

(h)     “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(i)     “Committee” means a committee of one (1) or more Directors to whom authority has been delegated by the Board in accordance with Section 3(c).

(j)     “Common Stock” means the common stock of the Company.

(k)     “Company” means PDL BioPharma, Inc., a Delaware corporation.

(l)     “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(m)     “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. A leave of absence will be treated as Continuous Service for purposes of vesting in a Stock Award to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. Notwithstanding the foregoing, to the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors.

(n)     “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)     a sale, exchange, transfer or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries (other than a sale, exchange, transfer or other disposition to one or more Subsidiaries);

(ii)     a sale or other disposition of more than fifty percent (50%) of the outstanding securities of the Company; or

(iii)     a merger, consolidation or similar transaction to which the Company is a party.

(o)     “Covered Employee” will have the meaning provided in Section 162(m)(3) of the Code.

(p)     “Director” means a member of the Board.

(q)     “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(r)     “Effective Date” means the effective date of this Plan document, which is the date of the annual meeting of stockholders of the Company held in 2015, provided this Plan is approved by the Company’s stockholders at such meeting.

(s)     “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(t)     “Entity” means a corporation, partnership, limited liability company or other entity.

(u)     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(v)     “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(w)     “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)     If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii)     Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii)     In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(x)     “Full Value Award” means a Stock Award that is not an Option or SAR with respect to which the exercise or strike price is at least one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option or SAR on the date of grant.

(y)     “Incentive Stock Option” means an option granted pursuant to Section 6 that is intended to be, and that qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(z)     “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(aa)     “Nonstatutory Stock Option” means any option granted pursuant to Section 6 that does not qualify as an Incentive Stock Option.

(bb)     “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(cc)     “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(dd)     “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement will be subject to the terms and conditions of the Plan.

(ee)     “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(ff)     “Original Effective Date” means June 8, 2005.

(gg)     “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 7(d).

(hh)     “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement will be subject to the terms and conditions of the Plan.

(ii)     “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(jj)     “Own,” “Owned,” “Owner,” “Ownership” A person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(kk)     “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(ll)     “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 7(c)(ii).

(mm)     “Performance Measures” have the same meanings as used in the Company's financial statements, or, if such terms are not used in the Company's financial statements, they shall have the meaning applied pursuant to generally accepted accounting principles, or as used generally in the Company's industry. Performance Measures shall be calculated with respect to the Company and each Subsidiary consolidated therewith for financial reporting purposes or such division or other business unit as may be selected by the Committee. For purposes of the Plan, the Performance Measures applicable to a Performance Cash Award or a Performance Stock Award shall be calculated in accordance with generally accepted accounting principles, if applicable, but prior to the accrual or payment of any Performance Cash Award or a Performance Stock Award for the same Performance Period and excluding the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Performance Award. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Measures in order to prevent the dilution or enlargement of the Participant's rights with respect to a Performance Award. Performance Measures may be one or more of the following, as determined by the Committee:

(i) revenue;

(ii) sales;

(iii) expenses;

(iv) operating income;

(v) gross margin;

(vi) operating margin;

(vii) earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization;

(viii) pre-tax profit;

(ix) net operating income;

(x) net income;

(xi) economic value added;

(xii) free cash flow;

(xiii) operating cash flow;

(xiv) stock price;

(xv) earnings per share;

(xvi) return on stockholder equity;

(xvii) return on capital;

(xviii) return on assets;

(xix) return on investment;

(xx) employee satisfaction;

(xxi) employee retention;

(xxii) balance of cash, cash equivalents and marketable securities;

(xxiii) market share;

(xxiv) product regulatory approvals;

(xxv) projects in development;

(xxvi) regulatory filings;

(xxvii) research and development expenses;

(xxviii) completion of a joint venture or other corporate transaction;

(xxix) acquisition of revenue-generating assets;

(xxx) capital structure financing;

(xxxi) surplus cash flow to pay dividends; and

(xxxii) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board.

(nn)     “Performance Goals” means, for a Performance Period, the one or more goals established by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee) for the Performance Period based upon the Performance Measures. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee) (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Measures at the time the Performance Measures are established, the Committee (or Board, if applicable) will appropriately make adjustments in the method of calculating the attainment of Performance Measures for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated Performance Measures; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; and (5) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles.

(oo)     “Performance Period” means the period of time selected by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee) over which the attainment of one or more Performance Measures will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Committee (or Board, if applicable).

(pp)     “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 7(c)(i).

(qq)     “Plan” means this PDL BioPharma, Inc. 2015 Equity Incentive Plan.

(rr)     “Restricted Stock Award” means an award of shares of Common Stock that is granted pursuant to the terms and conditions of Section 7(a).

(ss)     “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(tt)     “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(b).

(uu)     “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement will be subject to the terms and conditions of the Plan.

(vv)     “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(ww)     “Rule 405” means Rule 405 promulgated under the Securities Act.

(xx)     “Rule 701” means Rule 701 promulgated under the Securities Act.

(yy)     “Section 409A Deferred Compensation” means compensation provided pursuant to the Plan that constitutes deferred compensation subject to and not exempted from the requirements of Section 409A of the Code.

(zz)     “Securities Act” means the Securities Act of 1933, as amended.

(aaa)     “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 6.

(bbb)     “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement will be subject to the terms and conditions of the Plan.

(ccc)     “Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Stock Appreciation Right, a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Stock Award or any Other Stock Award.

(ddd)     “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement will be subject to the terms and conditions of the Plan.

(eee)     “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(fff)     “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

(ggg)     “Transaction” means a Change in Control or a Corporate Transaction.

3.     ADMINISTRATION.

(a)     Administration by Board. The Board will administer the Plan. The Board may delegate administration of the Plan to a Committee or Committees, as provided in Section 3(c).

(b)     Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)     To determine: (A) who will be granted Awards; (B) when and how each Award will be granted; (C) what type of Award will be granted; (D) the provisions of each Award (which need not be identical), including when a person will be permitted to exercise or otherwise receive cash or Common Stock under the Award; (E) the number of shares of Common Stock subject to, or the cash value of, an Award; and (F) the Fair Market Value applicable to a Stock Award.

(ii)     To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for administration of the Plan and Awards. The Board, in the exercise of these powers, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it will deem necessary or expedient to make the Plan or Award fully effective.

(iii)     To settle all controversies regarding the Plan and Awards granted under it.

(iv)     To accelerate, in whole or in part, the time at which an Award may be exercised or vest (or at which cash or shares of Common Stock may be issued).

(v)     To suspend or terminate the Plan at any time. Except as otherwise provided in the Plan or an Award Agreement, suspension or termination of the Plan will not impair a Participant’s rights under his or her then-outstanding Award without his or her written consent except as provided in subsection (viii) below.

(vi)     To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, by adopting amendments relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to make the Plan or Awards granted under the Plan compliant with the requirements for Incentive Stock Options or exempt from or compliant with the requirements for nonqualified deferred compensation under Section 409A of the Code, subject to the limitations, if any, of applicable law. However, if required by applicable law or listing requirements, and except as provided in Section 9(a) relating to Capitalization Adjustments, the Company will seek stockholder approval of any amendment of the Plan that (A) materially increases the number of shares of Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan, (D) materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (E) materially extends the term of the Plan, or (F) materially expands the types of Awards available for issuance under the Plan. Except as provided in the Plan (including Section 3(b)(viii)) or an Award Agreement, no amendment of the Plan will impair a Participant’s rights under an outstanding Award without the Participant’s written consent.

(vii)     To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (B) Section 422 of the Code regarding incentive stock options or (C) Rule 16b-3.

(viii)     To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided, however, that a Participant’s rights under any Award will not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, (1) a Participant’s rights will not be deemed to have been impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights, and (2) subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant’s consent (A) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (B) to change the terms of an Incentive Stock Option, if such change results in impairment of the Award solely because it impairs the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (C) to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A of the Code; or (D) to comply with other applicable laws or listing requirements.

(ix)     Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(x)     To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement that are required for compliance with the laws of the relevant foreign jurisdiction).

(c)     Delegation to Committee.

(i)     General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee, as applicable). Any delegation of administrative powers will be reflected in resolutions, not inconsistent with the provisions of the Plan, adopted from time to time by the Board or Committee (as applicable). The Committee may, at any time, abolish the subcommittee and/or revest in the Committee any powers delegated to the subcommittee. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii)     Section 162(m) and Rule 16b-3 Compliance. The Committee may consist solely of two (2) or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two (2) or more Non-Employee Directors, in accordance with Rule 16b-3.

(d)     Delegation to an Officer. The Board may delegate to one (1) or more Officers the authority to do one or both of the following: (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by applicable law, other Stock Awards) and, to the extent permitted by applicable law, the terms of such Awards; and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation will specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Any such Stock Awards will be granted on the form of Award Agreement most recently approved for use by the Committee or the Board, unless otherwise provided in the resolutions approving the delegation authority. The Board may not delegate authority to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) to determine the Fair Market Value pursuant to Section 2(w)(iii) above.

(e)     Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

(f)     No Cancellation and Re-Grant or Repricing of Stock Awards without Stockholder Approval. Neither the Board nor any Committee will have the authority to (i) reduce the exercise, purchase or strike price of any outstanding Option or SAR under the Plan, or (ii) cancel any outstanding Option or SAR that has an exercise price or strike price greater than the then-current Fair Market Value of the Common Stock in exchange for cash or other Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event.

4.     SHARES SUBJECT TO THE PLAN.

(a)     Share Reserve.

(i)     Subject to Section 10(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards from and after the Original Effective Date will not exceed six million two hundred thousand (6,200,000) shares (the “Share Reserve”).

(ii)     For clarity, the Share Reserve in this Section 4(a) is a limitation on the number of shares of Common Stock that may be issued pursuant to the Plan, including the Plan prior to its amendment and restatement in 2015. Accordingly, this Section 4(a) does not limit the granting of Stock Awards except as provided in Section 8(a). Shares may be issued in connection with a merger or acquisition as permitted by NASDAQ Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(b)     Reversion of Shares to the Share Reserve.

(i)     Shares Available For Subsequent Issuance. If (A) any shares of Common Stock subject to a Stock Award are not issued because such Stock Award or any portion thereof expires or otherwise terminates without all of the shares covered by such Stock Award having been issued or is settled in cash (i.e., the Participant receives cash rather than stock), (B) any shares of Common Stock issued pursuant to a Stock Award are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares, or (C) any shares of Common Stock subject to an Award are reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with such Award, such shares will again become available for issuance under the Plan. Any shares of Common Stock reacquired or withheld (or not issued) by the Company to satisfy the exercise or purchase price of a Stock Award will again become available for issuance under the Plan, including any shares subject to a Stock Award that are not delivered to a Participant because such Stock Award is exercised through a reduction of shares subject to such Stock Award (i.e., “net exercised”). In addition, any shares reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with an Option or Stock Appreciation Right, or any shares repurchased by the Company on the open market with the proceeds of the exercise or strike price of an Option or Stock Appreciation Right will again become available for issuance under the Plan.

(c)     Incentive Stock Option Limit. Subject to the Share Reserve and Section 10(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options will be 6,200,000 shares of Common Stock.

(d)     Section 162(m) Limitations. Subject to the Share Reserve and Section 10(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, the following limitations will apply; provided, however, that if any additional Awards are granted to any Participant during any calendar year in excess of the limits below, compensation attributable to such additional Awards will not satisfy the requirements to be considered “qualified performance-based compensation” under Section 162(m) of the Code unless such additional Award is approved by the Company’s stockholders.

(i)     A maximum of two million four hundred fifty thousand (2,450,000) shares of Common Stock subject to Options, SARs and Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value on the date any such Stock Award is granted may be granted to any one Participant during any one calendar year.

(ii)     A maximum of two million (2,000,000) shares of Common Stock subject to Performance Stock Awards may be granted to any one Participant during any one calendar year (whether the grant, vesting or exercise is contingent upon the attainment during the Performance Period of the Performance Goals).

(iii)     A maximum of five million dollars ($5,000,000) may be granted as a Performance Cash Award to any one Participant during any one calendar year.

(e)     Limitation on Grants to Non-Employee Directors. The maximum number of shares subject to Stock Awards granted under this Plan or under any other equity plan maintained by the Company during a single fiscal year to any Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during the fiscal year, will not exceed eight hundred thousand dollars ($800,000) in total value (calculating the value of any such Stock Awards based on the grant date fair value of such Stock Awards for financial reporting purposes and excluding, for this purpose, the value of any dividend equivalent payments paid pursuant to any Stock Award granted in a previous fiscal year).

(f)     Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

5.     ELIGIBILITY.

(a)     Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and 424(f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however, that Stock Awards may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405, unless (i) the stock underlying such Stock Awards is treated as “service recipient stock” under Section 409A of the Code (for example, because the Stock Awards are granted pursuant to a corporate transaction such as a spin off transaction) or (ii) the Company, in consultation with its legal counsel, has determined that such Stock Awards are otherwise exempt from or alternatively comply with the distribution requirements of Section 409A of the Code.

(b)     Ten Percent Stockholders. A Ten Percent Stockholder will not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

6.     PROVISIONS RELATING TO OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option or SAR will be in such form and will contain such terms and conditions as the Board deems appropriate. All Options will be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option. The provisions of separate Options or SARs need not be identical; provided, however, that each Award Agreement will conform to (through incorporation of provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:

(a)     Term. Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Award Agreement.

(b)     Exercise Price. Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option or SAR on the date the Award is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code. Each SAR will be denominated in shares of Common Stock equivalents.

(c)     Purchase Price for Options. The purchase price of Common Stock acquired pursuant to the exercise of an Option may be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board will have the authority to grant Options that do not permit all of the following methods of payment (or that otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to use a particular method of payment. The permitted methods of payment are as follows:

(i)     by cash, check, bank draft or money order payable to the Company;

(ii)     pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii)     by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv)     if an Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company will accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued. Shares of Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(v)     in any other form of legal consideration that may be acceptable to the Board and specified in the applicable Award Agreement.

(d)     Exercise and Payment of a SAR. To exercise any outstanding SAR, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Award Agreement evidencing such SAR. The appreciation distribution payable on the exercise of a SAR will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the SAR) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such SAR, and with respect to which the Participant is exercising the SAR on such date, over (B) the aggregate strike price of the number of Common Stock equivalents with respect to which the Participant is exercising the SAR on such date. The appreciation distribution may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Award Agreement evidencing such SAR.

(e)     Transferability of Options and SARs. The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board will determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options and SARs will apply:

(i)     Restrictions on Transfer. An Option or SAR will not be transferable except by will or by the laws of descent and distribution (and pursuant to Sections 6(e)(ii) and 6(e)(iii) below), and will be exercisable during the lifetime of the Participant only by the Participant (or his or her court-appointed guardian or legal representative). The Board may permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws. Except as explicitly provided in the Plan, neither an Option nor a SAR may be transferred for consideration.

(ii)     Domestic Relations Orders. Subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-1(b)(2). If an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii)     Beneficiary Designation. Subject to the approval of the Board or a duly authorized Officer, a Participant may, by delivering written notice to the Company, in a form approved by the Company (or the designated broker), designate a third party who, upon the death of the Participant, will thereafter be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, upon the death of the Participant, the executor or administrator of the Participant’s estate will be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.

(f)     Vesting Generally. The total number of shares of Common Stock subject to an Option or SAR may vest and become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. Each Option or SAR may be exercised in whole or in part at the election of the Participant as provided in any Award Agreement. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 6(f) are subject to any Option or SAR provisions governing the minimum number of shares of Common Stock as to which an Option or SAR may be exercised.

(g)     Termination of Continuous Service. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates (other than upon the Participant’s death or Disability or upon a Change in Control), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date three (3) months following such termination of Continuous Service (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR (as applicable) within the applicable time frame, the Option or SAR (as applicable) will terminate.

(h)     Extension of Termination Date. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company or an Affiliate, if the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than upon the Participant’s death or Disability or upon a Change in Control) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option or SAR will terminate on the earlier of (i) the expiration of a total period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement. In addition, unless otherwise provided in a Participant’s Award Agreement, if the sale of any Common Stock received upon exercise of an Option or SAR following the termination of the Participant’s Continuous Service would violate the Company’s insider trading policy, then the Option or SAR will terminate on the earlier of (i) the expiration of a period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the sale of the Common Stock received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement.

(i)     Disability of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR (as applicable) within the applicable time frame, the Option or SAR (as applicable) will terminate.

(j)     Death of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company or an Affiliate, if (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in the Award Agreement for exercisability after the termination of the Participant’s Continuous Service (for a reason other than death), then the Participant’s Option or SAR may be exercised (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within such period of time ending on the earlier of (i) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of such Option or SAR as set forth in the Award Agreement. If, after the Participant’s death, the Option or SAR (as applicable) is not exercised within the applicable time frame, the Option or SAR (as applicable) will terminate.

(k)     Non-Exempt Employees. If an Option or SAR is granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option or SAR will not be first exercisable for any shares of Common Stock until at least six (6) months following the date of grant of the Option or SAR (although the Award may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (i) if such non-exempt employee dies or suffers a Disability, (ii) upon a Corporate Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Award Agreement, in another agreement between the Participant and the Company or an Affiliate, or, if no such definition, in accordance with the Company’s then current employment policies and guidelines), the vested portion of any Options and SARs may be exercised earlier than six (6) months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Stock Award will be exempt from the employee’s regular rate of pay, the provisions of this Section 6(k) will apply to all Stock Awards and are hereby incorporated by reference into such Stock Award Agreements.

7.     PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS AND SARS.

(a)     Restricted Stock Awards. Each Restricted Stock Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. To the extent consistent with the Company’s bylaws, at the Board’s election, shares of Common Stock underlying a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical. Each Restricted Stock Award Agreement will conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)     Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) services rendered to, or for the benefit of, the Company or an Affiliate, or (C) any other form of legal consideration (including future services) that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii)     Vesting. Shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii)     Termination of Participant’s Continuous Service. If a Participant’s Continuous Service terminates, the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv)     Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement will be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board will determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(v)     Dividends. A Restricted Stock Award Agreement may provide that any dividends paid on Restricted Stock will be subject to the same vesting and forfeiture restrictions as apply to the shares subject to the Restricted Stock Award to which they relate.

(b)     Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical. Each Restricted Stock Unit Award Agreement will conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i)     Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii)     Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii)     Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv)     Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v)     Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi)     Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(c)     Performance Awards.

(i)     Performance Stock Awards. A Performance Stock Award is a Stock Award (covering a number of shares not in excess of that set forth in Section 4(d)(ii)) that is payable (including that may be granted, vest or be exercised) contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the Participant’s completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee), in its sole discretion. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

(ii)     Performance Cash Awards. A Performance Cash Award is a cash award (for a dollar value not in excess of that set forth in Section 4(d)(iii)) that is payable contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may, but need not, require the Participant’s completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee), in its sole discretion. The Board may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property.

(iii)     Committee and Board Discretion. The Committee (or, if not required for compliance with Section 162(m) of the Code, the Board or the Committee) retains the discretion to reduce or eliminate the compensation or economic benefit due upon the attainment of any Performance Goals and to define the manner of calculating the Performance Measures it selects to use for a Performance Period.

(iv)     Section 162(m) Compliance. Unless otherwise permitted in compliance with Section 162(m) of the Code with respect to an Award intended to qualify as “performance-based compensation” thereunder, the Committee will establish the Performance Goals applicable to, and the formula for calculating the amount payable under, the Award no later than the earlier of (A) the date ninety (90) days after the commencement of the applicable Performance Period, and (B) the date on which twenty-five percent (25%) of the Performance Period has elapsed, and in any event at a time when the achievement of the applicable Performance Goals remains substantially uncertain. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee will certify the extent to which any Performance Goals and any other material terms under such Award have been satisfied (other than in cases where the Performance Goals relate solely to the increase in the value of the Common Stock). Notwithstanding satisfaction or any completion of any Performance Goals, shares subject to Options, cash or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Goals may be reduced by the Committee on the basis of any further considerations as the Committee, in its sole discretion, will determine.

(d)     Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock appreciation rights with an exercise price or strike price less than one hundred percent (100%) of the Fair Market Value of the Common Stock at the time of grant) may be granted either alone or in addition to Stock Awards granted under Section 6 and this Section 7. Subject to the provisions of the Plan, the Board will have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

8.     COVENANTS OF THE COMPANY.

(a)     Availability of Shares. The Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy then-outstanding Stock Awards.

(b)     Securities Law Compliance. The Company will seek to obtain from each regulatory commission or agency having jurisdiction over the Plan the authority required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A Participant will not be eligible for the grant of an Award or the subsequent issuance of cash or Common Stock pursuant to the Award if such grant or issuance would be in violation of any applicable securities law.

(c)     No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising a Stock Award. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.

9.     MISCELLANEOUS.

(a)     Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock issued pursuant to Stock Awards will constitute general funds of the Company.

(b)     Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(c)     Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to an Award unless and until (i) such Participant has satisfied all requirements for exercise of, or the issuance of shares of Common Stock under, the Award pursuant to its terms, and (ii) the issuance of the Common Stock subject to such Award has been entered into the books and records of the Company.

(d)     No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or will affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e)     Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company or any Affiliate is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee) after the date of grant of any Award to the Participant, the Board has the right in its sole discretion to (x) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(f)     Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000) (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(g)     Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, will be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(h)     Withholding Obligations. Unless prohibited by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii)  withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Stock Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.

(i)     Electronic Delivery. Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).

(j)     Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(k)     Compliance with Section 409A of the Code. To the extent that the Board determines that any Award granted hereunder is subject to Section 409A of the Code, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements will be interpreted in accordance with Section 409A of the Code. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded and a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount will be made upon a “separation from service” before a date that is six (6) months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death.

(l)     Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company adopted in January 2013, and any additional policy that the Company may be required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including, but not limited to, a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of an event constituting Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.

10.     Adjustments upon Changes in Common Stock; Other Corporate Events.

(a)     Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 4(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 4(c), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 4(d), and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board will make such adjustments, and its determination will be final, binding and conclusive.

(b)     Dissolution or Liquidation. Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service.

(c)     Corporate Transaction. The following provisions will apply to Stock Awards in the event of a Transaction unless otherwise provided in the Stock Award Agreement or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of a Stock Award. In the event of a Corporate Transaction, then, notwithstanding any other provision of the Plan, the Board may take one or more of the following actions with respect to Stock Awards, contingent upon the closing or completion of the Transaction:

(i)     arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the Stock Award or to substitute a similar stock award for the Stock Award (including, but not limited to, an award to acquire the same consideration paid to the stockholders of the Company pursuant to the Transaction);

(ii)     arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to the Stock Award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);

(iii)     accelerate the vesting, in whole or in part, of the Stock Award (and, if applicable, the time at which the Stock Award may be exercised) to a date prior to the effective time of such Transaction as the Board determines (or, if the Board does not determine such a date, to the date that is five (5) days prior to the effective date of the Corporate Transaction), with such Stock Award terminating if not exercised (if applicable) at or prior to the effective time of the Transaction; provided, however, that the Board may require Participants to complete and deliver to the Company a notice of exercise before the effective date of a Transaction, which exercise is contingent upon the effectiveness of such Transaction;

(iv)     arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the Company with respect to the Stock Award;

(v)     cancel or arrange for the cancellation of the Stock Award, to the extent not vested or not exercised prior to the effective time of the Transaction, and pay such cash consideration, if any, as the Board, in its sole discretion, may consider appropriate; and

(vi)     make a payment, in such form as may be determined by the Board, equal to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of the Stock Award immediately prior to the effective time of the Transaction, over (B) any exercise price payable by such holder in connection with such exercise. For clarity, this payment may be zero ($0) if the value of the property is equal to or less than the exercise price. Payments under this provision may be delayed to the same extent that payment of consideration to the holders of the Company’s Common Stock in connection with the Transaction is delayed as a result of escrows, earn outs, holdbacks or any other contingencies.

The Board need not take the same action or actions with respect to all Stock Awards or portions thereof or with respect to all Participants. The Board may take different actions with respect to the vested and unvested portions of a Stock Award.

(d)     Change in Control. An Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Award Agreement for such Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant or in any director compensation policy of the Company, but in the absence of such provision, no such acceleration will occur.

11.     Plan Term; Earlier Termination or Suspension of the Plan

(a)     The Board may suspend or terminate the Plan at any time. No Incentive Stock Option will be granted after the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the stockholders of the Company. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)     No Impairment of Rights. Suspension or termination of the Plan will not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant or as otherwise permitted in the Plan.

12.     EFFECTIVE DATE OF PLAN.

This Plan will become effective on the Effective Date.

13.     CHOICE OF LAW.

The laws of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

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M89258-P61219 KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PDL BIOPHARMA, INC.

The Board of Directors recommends you vote FOR the following:

Vote on Directors

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Jody S. Lindell
02) John P. McLaughlin

Vote on Proposals

The Board of Directors recommends you vote FOR the following proposals:

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M89259-P61219

PDL BIOPHARMA, INC.
Proxy for Annual Meeting of Stockholders, May 28, 2015
Solicited on Behalf of the Board of Directors

The undersigned hereby appoints John P. McLaughlin and Christopher Stone, and each of them acting individually and each with full power of substitution, as proxies for the undersigned, to represent the undersigned and to vote all of the shares of stock in PDL BioPharma, Inc., a Delaware corporation (the "Company"), that the undersigned may be entitled to vote at the 2015 annual meeting of stockholders of the Company to be held on Thursday, May 28, 2015, at 10 a.m. (PDT), and at any adjournment or postponement thereof, (1) as hereinafter specified on the matters listed on the reverse side and as more particularly described in the Company's Proxy Statement with respect to the annual meeting, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

The shares represented hereby shall be voted as specified, and if no specification is made, such shares shall be voted FOR the Director nominees and proposals listed on the reverse side. The undersigned hereby further confers upon said proxies or their substitute or substitutes, discretionary authority to vote in respect to all other matters that may properly come before the meeting or any continuation or adjournment thereof. The undersigned hereby acknowledges receipt of (a) the Notice of Annual Meeting, (b) accompanying Proxy Statement and (c) an Annual Report of the Company for the fiscal year ended December 31, 2014, and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy, and by filing this Proxy with the Secretary of the Company, gives notice of such revocation.

Continued and to be signed on reverse side